                                                                   EXHIBIT 10.28




                            ASSET PURCHASE AGREEMENT



                                  by and among

                            BROOKS AUTOMATION, INC.,

                              NEXSTAR CORPORATION,

                                       and

                                ZYGO CORPORATION



                                December 13, 2001

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT.........................................................................................                1

ARTICLE I. DEFINITIONS...........................................................................................                1
   1.1      Definitions..........................................................................................                1

ARTICLE II. PURCHASE AND SALE OF PURCHASED ASSETS................................................................                8
   2.1      Purchased Assets.....................................................................................                8
   2.2      Excluded Assets......................................................................................                9
   2.3      Assumption of Liabilities............................................................................               10
   2.4      Retained Liabilities.................................................................................               10
   2.5      Taxes; Documents of Assignment.......................................................................               11
   2.6      Other Documents; Further Assurances..................................................................               12

ARTICLE III. AGGREGATE CONSIDERATION.............................................................................               13
   3.1      Aggregate Consideration and Payment..................................................................               13
   3.2      Determination of Closing Working Capital Amount; Adjustment of the Aggregate Consideration...........               13
   3.3      Allocation of Aggregate Consideration................................................................               16
   3.4      Escrowed Consideration...............................................................................               16

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND ZYGO................................................               16
   4.1      Organization and Qualification of the Companies......................................................               16
   4.2      Authority; No Violation..............................................................................               16
   4.3      Capitalization.......................................................................................               17
   4.4      Subsidiaries; Other Investments......................................................................               17
   4.5      Financial Statements.................................................................................               18
   4.6      Absence of Undisclosed Liabilities...................................................................               18
   4.7      Conduct of Business; Absence of Certain Changes......................................................               18
   4.8      Payment of Taxes.....................................................................................               21
   4.9      Title to Properties; Encumbrances; Condition of Properties...........................................               22
   4.10     Collectibility of Receivables........................................................................               23
   4.11     Inventories..........................................................................................               23
   4.12     Intellectual Property Assets.........................................................................               23
   4.13     Contracts and Commitments............................................................................               26
   4.14     Employees............................................................................................               29
   4.15     Labor and Employee Relations.........................................................................               29
   4.16     Employee Benefits....................................................................................               30
   4.17     Environmental Matters................................................................................               31
   4.18     Government Authorizations/Compliance with Laws.......................................................               32
   4.19     Warranty or Other Claims.............................................................................               33
   4.20     Litigation...........................................................................................               33
   4.21     Insurance............................................................................................               34
   4.22     Corporate Books, Records and Accounts................................................................               34
   4.23     Finder's Fee.........................................................................................               34
   4.24     Transactions with Interested Persons.................................................................               34
   4.25     Absence of Sensitive Payments........................................................................               35
   4.26     Payables.............................................................................................               35
   4.27     Copies of Documents..................................................................................               35
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   4.28     Sufficiency..........................................................................................               35
   4.29     Disclosure of Material Information...................................................................               35

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................               35
   5.1      Organization of Buyer................................................................................               36
   5.2      Authorization of Transaction.........................................................................               36
   5.3      No Conflict of Transaction With Obligations and Laws.................................................               36
   5.4      Brokers or Finders...................................................................................               37

ARTICLE VI. COVENANTS OF THE SELLER..............................................................................               37
   6.1      Access to Information................................................................................               37
   6.2      Governmental Authorizations; Consents................................................................               37
   6.3      Assignment of Contracts..............................................................................               37
   6.6      Certain Filings......................................................................................               37
   6.7      Product Warranty/Liability...........................................................................               37
   6.6      Tax Clearance........................................................................................               38
   6.7      Employee Benefits....................................................................................               38
   6.8      UMC Machine..........................................................................................               38
   6.9      Enforcement of Nondisclosure and NonViolation Agreement..............................................               39

ARTICLE VII. COVENANTS OF BUYER..................................................................................               39
   7.1      Notices and Consents.................................................................................               39
   7.2      Certain Filings......................................................................................               39
   7.3      Governmental Authorizations; Consents................................................................               39
   7.4      Employment Offers....................................................................................               39
   7.5      Warranty Service.....................................................................................               39
   7.6      Employee Benefits....................................................................................               39

ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF BUYER.................................................................               40
   8.1      Representations; Warrantees; Covenants...............................................................               40
   8.2      Encumbrance Terminations.............................................................................               40
   8.3      Certain Ancillary Agreements.........................................................................               40
   8.4      Key Employees........................................................................................               41
   8.5      Noncompetition Agreements............................................................................               41
   8.6      Authorization from Others............................................................................               41
   8.7      Absence of Certain Litigation........................................................................               41
   8.8      No Bankruptcy........................................................................................               41
   8.9      Opinion of Counsel for the Seller....................................................................               42
   8.10     No Material Adverse Effect...........................................................................               42
   8.11     Approval of Buyer's Counsel..........................................................................               42
   8.12     Tax Status Letter....................................................................................               42

ARTICLE IX. CONDITIONS TO OBLIGATIONS OF THE SELLER..............................................................               43
   9.1      Representations; Warrantees; Covenants...............................................................               43
   9.2      Certain Ancillary Agreements.........................................................................               43
   9.3      Governmental Consents and Approvals..................................................................               43
   9.4      Absence of Certain Litigation........................................................................               43
   9.5      No Bankruptcy........................................................................................               43
   9.6      Opinion of Buyer's Counsel...........................................................................               44

ARTICLE X. INDEMNIFICATION.......................................................................................               44
   10.1     Indemnification by the Seller and Zygo...............................................................               44
   10.2     Indemnification by Buyer.............................................................................               46
   10.3     Defense of Third Party Actions.......................................................................               48
   10.4     Miscellaneous........................................................................................               48
   10.5     Payment of Indemnification...........................................................................               49
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                                                                         Page ii
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ARTICLE XI. MISCELLANEOUS........................................................................................               49
   11.1     Survival of Warranties...............................................................................               49
   11.2     Fees and Expenses....................................................................................               49
   11.3     Notices..............................................................................................               49
   11.4     Publicity and Disclosures............................................................................               51
   11.5     Entire Agreement.....................................................................................               51
   11.6     Severability.........................................................................................               51
   11.7     Assignability........................................................................................               51
   11.8     Amendment............................................................................................               52
   11.9     Governing Law; Venue.................................................................................               52
   11.10    Remedies.............................................................................................               52
   11.11    Counterparts.........................................................................................               52
   11.12    Effect of Table of Contents and Headings.............................................................               53
   11.13    Interpretation.......................................................................................               53
   List of Schedules and Exhibits................................................................................               55
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                                                                        Page iii

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "AGREEMENT") dated as of December 13, 2001, is entered into by and among Brooks Automation, Inc., a Delaware corporation (the "BUYER"), NexStar Corporation, a Colorado corporation (the "Seller"), and Zygo Corporation ("Zygo"), a Delaware corporation and the sole stockholder of Seller.

         This Agreement, including the exhibits and schedules hereto, sets forth the terms and conditions upon which the Buyer or one or more Subsidiaries of the Buyer will acquire substantially all of the assets of the Seller and assume certain identified liabilities of the Seller in exchange for a total of $13,000,000 in cash (subject to adjustment in accordance herewith).

         In consideration of the mutual representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         ARTICLE I. DEFINITIONS

                  1.1. Definitions. For the purposes of this Agreement and, unless otherwise set forth therein, for the purposes of all schedules and exhibits to this Agreement, all capitalized words or expressions used in this Agreement (including the schedules and exhibits annexed thereto) shall have the meanings specified in this Article I (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "AAA RULES" is defined in Section 11.9(b) hereof.

         "ACQUIRED CONTRACTS" is defined in Section 2.1(b) hereof.

         "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the other Person in question.

         "AGGREGATE CONSIDERATION" is defined in Section 3.1(a) hereof.

         "AGREEMENT" is defined in the preamble hereof.

         "ANCILLARY AGREEMENTS" means all of the documents, instruments and agreements entered into or executed in conjunction with the execution, delivery and performance of this Agreement, including, but not limited to, those documents and agreements referenced in Sections 8.3 and 9.2 hereof.

         "ASSUMED LIABILITIES" is defined in Section 2.3 hereof.

         "BASE BALANCE SHEET" means Exhibit A, the unaudited balance sheet of the Seller which reflects the book value of both the Purchased Assets and the Assumed Liabilities as of the Base Balance Sheet Date.

         "BASE BALANCE SHEET DATE" means June 30, 2001.

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         "BASE WORKING CAPITAL AMOUNT" is $5,425,629, the working capital amount derived from the Base Balance Sheet.

         "BUYER" is defined in the preamble hereof.

         "BUYER'S BASKET" is defined in Section 10.2(b) hereof.

         "BUYER'S INDEMNIFIED PERSONS" means the Buyer, its Subsidiaries, its Affiliates and their respective present and former directors, officers, employees and, stockholders, representatives and agents.

         "CLOSING" means the closing of the transactions contemplated herein, which shall be held at the offices of Brown, Rudnick, Freed & Gesmer, One Financial Center, Boston, MA 02111 at 10:00 a.m., on December 13, 2001 or at such other place, date or time as may be fixed by mutual agreement of the parties (the "CLOSING DATE").

         "CLOSING BALANCE SHEET" is defined in Section 3.2(b) hereof.

         "CLOSING DATE" is defined in the definition of "Closing."

         "CLOSING WORKING CAPITAL AMOUNT" is defined in Section 3.2(b) hereof.

         "CLOSING STATEMENT" is defined in Section 3.2(b) hereof.

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor law.

         "CONSTITUENT DOCUMENTS" means the certificate of incorporation, articles of organization, agreement of association, bylaws and/or equivalent documents pursuant to which a corporation is organized and operates under its governing law.

         "CONTRACT" means any agreement, contract, obligation, promise, commitment or undertaking (whether written or oral), other than those that have been terminated.

         "COPYRIGHTS" means all copyrights in both published works and unpublished works, including training manuals, marketing and promotional materials, internal reports, business plans mask works, software, programs and related documentation, and videos and any other expressions, whether registered or unregistered, and all registrations or applications in connection therewith that are used in or material to the conduct of Seller's business as it is currently conducted.

         "COURT ORDER" means court order, judgment, administrative or judicial order, writ, decree, stipulation, arbitration award or injunction.

         "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in
Section 3(3) of ERISA and any other material plan, policy, program, practice or agreement (whether written or oral) providing compensation or other benefits (other than ordinary cash compensation) to any current or former director, officer, employee or consultant (or to any dependent or beneficiary

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thereof) of the Seller maintained by the Seller or Zygo, or under which the
Seller has or could have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, profit sharing, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

         "ENCUMBRANCE" means any mortgage, deed of trust, charge, claim, lease, community property interest, equitable interest, lien, option, hypothecation, pledge, covenant, condition, security interest, title defect, right of first refusal, restriction of any kind (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing; and the verb "Encumber" shall be construed accordingly.

         "ENVIRONMENTAL LAWS" means Laws, Court Orders and Government Authorizations concerning the environment, or activities that might threaten or result in damage to the environment or human health, or any Laws, Court Orders and Government Authorizations that are concerned, in whole or in part, with: (1) the environment and with protecting or improving the quality of the environment and human and employee health and safety issues; or (2) the management of pollution or Hazardous Materials, including, but not limited to, the: (a) Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA");
(b) Resource Conservation and Recovery Act ("RCRA"); (c) Clean Air Act; (d) Clean Water Act; (e) Toxic Substances Control Act; (f) Emergency Planning and Community Right-to-Know Act of 1986; (g) Hazardous Materials Transportation Act;
(h) Federal Water Pollution Control Act; and (i) the Federal Insecticide, Fungicide and Rodenticide Act, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto, or any successor laws and any similar laws, rules, or regulations.

         "ENVIRONMENTAL SITE" means any properties or facilities currently or formerly owned or leased by the Seller in connection with the operation of the Purchased Assets.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

         "ERISA AFFILIATE" is defined in Section 4.16(b) hereof.

         "ESCROW" is defined in Section 3.4 hereof.

         "ESCROW AGENT" is defined is Section 3.4 hereof.

         "ESCROWED CONSIDERATION" is defined in Section 3.1(b) hereof subject to modification as provided in the Escrow Agreement.

         "ESTIMATED BALANCE SHEET" is defined in Section 3.2(a) hereof.

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         "ESTIMATED STATEMENT" is defined in Section 3.2(a) hereof.

         "ESTIMATED WORKING CAPITAL" is defined in Section 3.2(a) hereof.

         "ESTIMATED ADJUSTMENT AMOUNT" is defined in Section 3.2(a) hereof.

         "EXCLUDED ASSETS" is defined in Section 2.2 hereof.

         "EXPECTED ASSIGNED CONTRACTS" is defined in Section 2.2(g) hereof.

         "GAAP" means generally accepted accounting principles in the United States of America, applied on a basis consistent with past practices.


         "GOVERNMENTAL AUTHORITY" means any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, any foreign country or any domestic, foreign, state, local, county, city or other political subdivision.

         "GOVERNMENT AUTHORIZATIONS" means any license, permit, order, franchise agreement, concession, grant, authorization, consent or approval from a Government Authority.

         "HAZARDOUS MATERIALS" means any substance, material or waste which is regulated by an Environmental Law, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including, but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

         "INDEMNIFIED PERSON" means any Buyer Indemnified Person or Seller Indemnified Person entitled to be indemnified under Article X.

         "INDEMNIFYING PERSON" means (a) the Seller and Zygo, jointly and severally or (b) Buyer, as applicable.

         "INDEPENDENT CPA" means Deloitte & Touche LLP.

         "INTELLECTUAL PROPERTY ASSETS" means Licensed Intellectual Property Assets and Owned Intellectual Property Assets.

         "INVENTORIES" is defined in Section 4.11 hereof.

         "KEY EMPLOYEES" means those persons identified on Exhibit B.

         "LAWS" means statutes, laws, ordinances rules and regulations issued by any Government Authority.

         "LIABILITIES" means all the actual or contingent liabilities of the Seller existing at the time of the Closing or any such liabilities incurred as a direct result of the Closing.

         "LICENSED INTELLECTUAL PROPERTY ASSETS" means all intellectual property rights including without limitation Marks, Patents, Copyrights and Trade Secrets in every jurisdiction which are licensed to Seller.

         "LOSSES" means all losses, damages (including, without limitation, punitive and consequential damages actually paid by the Indemnified Person to third parties), fines, penalties, payments, obligations and all liabilities and all expenses related thereto incurred by an Indemnified Person except, punitive and consequential damages and lost profits, lost revenues and opportunity costs of the Indemnified Person. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

         "MARKS" means all trademarks, service marks, trade names, common law trademarks, business names, Internet domain names and addresses, trade dress, slogans, and all registrations or applications therefor, and the goodwill associated therewith that are used in or material to the conduct of Seller's business as it is currently conducted.

         "MATERIAL ADVERSE EFFECT" means when used in connection with Seller, Zygo or Buyer any change, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change in, or effect on the assets, liabilities, financial condition or results of operations of such party or on the ability of such party to consummate the transactions contemplated hereby or by the Ancillary Agreements; provided, however, "Material Adverse Effect" shall not include any material adverse change or effect occurring (i) to the extent that such change or effect is a result of the execution and public announcement of this Agreement, the pendency of the Agreement or the consummation of the transactions contemplated hereby, or (ii) as a result of general economic, regulatory or political conditions, or changes in the semiconductor industry generally except to the extent such change, effect, event, occurrence or state of facts disproportionately affects such party and its Subsidiaries.

         "MATERIAL PERSONAL PROPERTY" is defined in Section 4.9(b) hereof.

         "MATERIAL REAL PROPERTY" is defined in Section 4.9(a) hereof.

         "OWNED INTELLECTUAL PROPERTY ASSETS" means all intellectual property rights including without limitation Marks, Patents, Copyrights and Trade Secrets in every jurisdiction which are owned by Seller.

         "PATENTS" means all patents, patent applications and inventions and discoveries that may be patentable, including any patents issuing therefrom, and any reissues, reexaminations,

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divisions, continuations in whole or in part, extensions and foreign counterparts thereof that are used in or material to the conduct of Seller's business as it is currently conducted.

         "PERMITTED ENCUMBRANCES" means (i) Encumbrances for current taxes not yet due, (ii) mechanics', materialmen's, warehousemen's, contractors', workmens', repairmens', carriers' and similar Encumbrances attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent, (iii) the rights, if any, of third-party suppliers or other vendors having possession of equipment of the Seller, (iv) encumbrances, imperfection of title and easements and zoning restrictions, if any, which do not materially impair the operations of the Seller or materially detract from the value of the property subject thereto and purposes to which such property is currently employed and (v) those items listed in Section 4.9 of the Disclosure Schedule.

         "PERSON" means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

         "PP&E ADJUSTMENT" means the difference of the property, plant and equipment amount reflected on the Base Balance Sheet minus the property, plant and equipment amount reflected on the Closing Balance Sheet excluding any difference due to depreciation.

         "PROCEEDING" means any pending formal or informal claim, action, investigation, arbitration, litigation or other judicial, regulatory or administrative proceeding.

         "PURCHASED ASSETS" means the assets described in Section 2.1 hereof.

         "RECEIVABLES" means the assets described in Section 4.10 hereof.

         "RELATED PERSON" is defined in Section 4.25 hereof.

         "RESOLUTION PERIOD" is defined in Section 3.2(e) hereof.

         "RETAINED CONTRACTS" is defined in Section 2.2(h)

         "RETAINED LIABILITIES" is defined in Section 2.4 hereof.

         "RETURNS" is defined in Section 4.8(a) hereof.

         "REVIEW PERIOD" is defined in Section 3.2(c) hereof.

         "SEC" means the U.S. Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" is defined in the Preamble hereof.

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         "SELLER INDEMNIFIED PERSONS" means Zygo and the Seller, and each of their respective subsidiaries and affiliated corporations, their respective present and former directors, officers, employees and controlling persons, stockholders, representatives and agents.

         "SELLER'S BASKET" is defined in Section 10.1(b) hereof.

         "SELLER'S INSURANCE" is defined in Section 6.7 hereof.

         "SELLER'S UNAUDITED FINANCIAL STATEMENTS" is defined in Section 4.5 hereof.

         "SUBSIDIARY" means with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent persons thereof is owned or controlled, directly or indirectly, by such Person.

         "TAX CLEARANCE" is defined in Section 6.6 hereof.

         "TAXES" (including, with correlative meaning, the terms "Tax" and "Taxable") means all income, profit, franchise, gross receipts, sales, use, real property, personal property, ad valorem, excise, value added, alternative minimum, employment, payroll, social security and withholding taxes, severance, stamp, gains, transfer, license, documentary, customs, occupation, environmental, windfall, and other taxes, duties, or assessments of any kind whatsoever, and any interest or fines, and any and all penalties and additions relating to such amounts, imposed by any Governmental Authority (a "TAX AUTHORITY").

         "THIRD PARTY ACTION" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any Person believes it may be an Indemnified Person hereunder.

         "TRADE SECRETS" means all trade secrets, know-how, confidential information, customer lists, sales and marketing information, technical information and documentation (which reproduce the types of information otherwise listed in the definition of Trade Secrets herein), proprietary information technologies, designs, procedures, processes and formulae, source code, algorithms, architecture, structure, display screens and development tools, data, patterns, plans, designs, drawings, models and blue prints, specifications, flow sheets, equipment and parts lists, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise, and all descriptions and related instructions, manuals, data, records and procedures related thereto that are used in or material to the conduct of Seller's business as it is currently conducted.

         "TRADING DAY" means any day on which the Nasdaq National Market is open for business.

         "TRANSFERRED EMPLOYEE" means any former employee of Seller or Zygo hired by Buyer in connection with the transactions contemplated by this Agreement (including, without limitation, the Key Employees).

         "TRANSFER TAX" is defined in Section 2.5(a) hereof.

         "TRANSFER TAX CONTRIBUTION" is $15,000.

         "TRANSFER TAX RETURNS" is defined in Section 2.5(a) hereof.

         "UMC MACHINE" means the machine manufactured for UMC pursuant to Seller's quote #ZP-S00-636-B dated 11/09/00.


         "ZYGO" is defined in the Preamble hereof.

         ARTICLE II. PURCHASE AND SALE OF PURCHASED ASSETS

                  2.1. Purchased Assets. Subject to the provisions of this Agreement and except as expressly excluded in Section 2.2 below, the Seller agrees to sell and the Buyer agrees to purchase, at the Closing, all of the properties, assets and business of the Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including, without limitation, all assets shown or reflected on the Base Balance Sheet and arising since the Base Balance Sheet Date in the ordinary course, other than those assets listed and described in Section 2.2 below as Excluded Assets. The assets, property and business of the Seller to be sold to and purchased by the Buyer under this Agreement are hereinafter sometimes referred to as the "PURCHASED ASSETS." The Purchased Assets include, but are not limited to, the following assets and business of the Seller:

                           (a) all of the Receivables, Inventory, machinery and
equipment and other assets shown on the Base Balance Sheet plus any assets listed on Schedule 2.1(a) hereto, with only such changes with respect to such Receivables and Inventory as have occurred since the date of the Base Balance Sheet and such changes to such machinery, equipment and other assets as have occurred in the ordinary course of the Seller consistent with past practice since the date of the Base Balance Sheet;

                           (b) all rights and interests of the Seller in and to
executory contracts, commitments, plans, agreements, understandings, licenses and personal property leases, other than in respect of any Retained Liability, any Expected Assigned Contracts or any Retained Contracts, including, without limitation, those listed on Schedule 2.1(b) hereto (the "ACQUIRED CONTRACTS");

                           (c) all rights and interests of the Seller in and to
customer purchase orders except the Retained Contract;

                           (d) all of the Seller's books, records and accounts,
correspondence and any confidential information relevant to the operation of their business which has been reduced to writing (which may be provided on computer disks, tape or comparable media), including, but not limited to, engineering records, purchase and sales records since July 1, 2000, production flow chart records; credit records since July 1, 2000, copies of accounting records, and customer and vendor lists and records since July 1, 2000; personnel records, payroll records and employee benefit summaries but excluding items identified in Section 2.2(b) hereof;

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                           (e) all of Seller's rights, title and interest in and
to the Intellectual Property Assets listed on Schedule 2.1(e);

                           (f) all of Seller's right, title and interest in, to
and under third-party manufacturers' warranties with respect to the Purchased Assets other than in respect to any Retained Liabilities;

                           (g) any and all of the Seller's Governmental
Authorizations which relate to the Purchased Assets or are used in or material to the Seller's business to the extent that the same are transferable;

                           (h) all of the Seller's cash and cash equivalents;
and

                           (i) all of Seller's customer lists and sales and
marketing information.

                  2.2. Excluded Assets. The following assets shall be excluded from the Purchased Assets (collectively, the "EXCLUDED ASSETS"):

                           (a) assets and property disposed of since the date of
the Base Balance Sheet in the ordinary course of business and such other assets as have been disposed of pursuant to this Agreement;

                           (b) the Seller's corporate franchise, stock record
books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with the Seller's organization or stock capitalization;

                           (c) any and all income, sales, use, corporation
excise and franchise tax refunds which the Seller may be entitled to receive from Governmental Authorities which relate to its ownership of the Purchased Assets prior to Closing or its operation of its business prior to the Closing and any right of the Seller to claim refunds for any Taxes in respect of any period prior to the Closing;

                           (d) any asset relating to or arising out of any
Employee Benefit Plan;

                           (e) any asset relating to or arising from any
transactions between the Seller and Zygo or between or among Zygo, the Seller and any Affiliate of Zygo or the Seller;

                           (f) the goodwill of the Seller;

                           (g) any and all rights, interests and liabilities of
the Seller or Zygo in the contracts and agreements listed on Schedule 2.2(g) hereof, which Seller wishes to assign but cannot assign without the consent of a third party (the "EXPECTED ASSIGNED CONTRACTS"); and

                           (h) any and all rights, interests and liabilities of
the Seller or Zygo in the contracts and agreements listed on Schedule 2.2(h) hereof (the "RETAINED CONTRACTS")

                  2.3. Assumption of Liabilities. Upon the sale and purchase of the Purchased Assets, the Buyer shall assume, pay, perform or discharge when due those liabilities and obligations of the Seller set forth below to the extent existing as of the Closing or subsequent thereto (the "ASSUMED LIABILITIES"). The Assumed Liabilities shall consist only of the following:

                           (a) all the liabilities of the Seller shown on the
Base Balance Sheet which are outstanding at the time of the Closing other than the Retained Liabilities;

                           (b) all liabilities and obligations incurred by the
Seller in the ordinary course of business and consistent with the terms hereof since the date of the Base Balance Sheet which are outstanding at the time of the Closing other than in respect to the Retained Liabilities;

                           (c) any liability relating to the ownership, use or
operation of the Purchased Assets by Buyer after the Closing Date;

                           (d) any and all Taxes arising in respect of taxable
periods beginning after the Closing Date or, with respect to any taxable period that begins before, but ends after the Closing Date, that portion of such taxable period that begins after the Closing Date relating to Buyer's ownership or operations of the Purchased Assets after the Closing; and

                           (e) any liabilities and obligations relating to the
employment or termination by Buyer of any former employees of Seller (including, without limitation, the Key Employees).

The assumption of Assumed Liabilities by the Buyer hereunder shall be treated as independent of the Buyer's existing business and shall not enlarge any rights of third parties under contracts or arrangements with the Buyer or the Seller. Nothing herein shall prevent the Buyer from contesting in good faith any of the Assumed Liabilities.

                  2.4. Retained Liabilities. Except to the extent expressly assumed pursuant to Section 2.3 above, the Buyer does not assume and shall not be liable for any debt, obligation, responsibility or liability of the Seller, or any Affiliate of the Seller, or any claim against any of the foregoing, whether known or unknown, contingent absolute or otherwise (collectively, the "RETAINED LIABILITIES"). Without limiting the foregoing sentence, the Buyer shall have no responsibility with respect to the following, whether or not disclosed in the Base Balance Sheet or a schedule hereto:

                           (a) any liabilities and obligations related to or
arising from any transactions between the Seller and Zygo or between or among Zygo, the Seller and any Affiliate of Zygo or the Seller;

                           (b) any liabilities and obligations for Taxes of any
kind arising before the Closing (including, without limitation, sales tax), and for any Transfer Taxes subject to the provisions of Section 2.5 hereto;

                           (c) any liabilities, obligations and penalties for
damage or injury to person or property based upon events occurring prior to the Closing Date;

                           (d) any liabilities and obligations of the Seller to
its current or former employees (including, without limitation, the Key Employees and any other employee of Seller hired by Buyer);

                           (e) any workmen's liens on any of the Purchased
Assets;

                           (f) any liabilities and obligations of the Seller to
customers or third parties in connection with their business with respect to shortages and defects in goods delivered to customers or in transit to customers prior to the Closing, including but not limited to, liabilities and obligations for product warranty and product liability claims;

                           (g) any liability relating to or arising from any
Employee Benefit Plan;

                           (h) any liability relating to government grants,
subsidiaries or other assistance including, without limitation, any liability for reimbursement to a government for any research and development grants, subsidies or assistance previously paid by the government relating to or arising out of the Seller's business prior to Closing; and

                           (i) liabilities incurred by the Seller in connection
with this Agreement and the transactions provided for herein, including counsel and accountant's fees, filing fees and expenses related to the Seller's performance of their obligations hereunder.

                  2.5. Taxes; Documents of Assignment.

                           (a) Each of Buyer on the one hand and the Seller and
Zygo (jointly and severally) on the other hand shall be responsible for all Taxes required by any Governmental Authority in any relevant jurisdiction which arise out of or result from the sale of the Purchased Assets or the receipt of the Aggregate Consideration ("TRANSFER TAX") except that Buyer's maximum responsibility pursuant to this section shall not exceed an aggregate of $50,000. Seller and Zygo shall be responsible for all Transfer Tax in excess of $50,000. Transfer Tax shall not include any amounts required to be remitted to any Governmental Authority for prior Tax deficiencies. In addition, the Buyer shall upon consultation with Seller, at its expense, properly complete, sign, and timely file any and all required Returns relating to Transfer Tax ("TRANSFER TAX RETURNS") and, if required by applicable law, the Seller and Zygo will join in the execution of any such Transfer Tax Returns.

                           (b) At the Closing, the Seller shall deliver or cause
to be delivered to the Buyer good and sufficient instruments of transfer transferring to the Buyer or its designee title subject to Permitted Encumbrances to all the Purchased Assets sold by the Seller. Such instruments of transfer: (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers; (ii) shall be in form and substance reasonably satisfactory to counsel for the Buyer; and

(iii) shall effectively vest in the Buyer good and valid title to all the Purchased Assets, free and clear of all Liabilities or Encumbrances not specifically assumed by the Buyer or its designee hereunder.

                           (c) At the Closing, the Seller shall deliver or cause
to be delivered to the Buyer or its designee all of the Acquired Contracts, with such assignments thereof and consents to assignments as are necessary to assure the Buyer of the full benefit of the same. The Seller shall also deliver to the Buyer or its designee at the Closing copies of all of the Seller's business records, tax returns, books and other data relating to the Purchased Assets, and the business and operations (except the Excluded Assets) of the Seller and shall use its best efforts to take all requisite steps to put the Buyer in actual possession and operating control of the Purchased Assets. After the Closing, the Buyer shall afford to the Seller and its accountants and attorneys reasonable access to the books and records of the Seller delivered to the Buyer under this
Section 2.5 and shall permit the Seller to make extracts and copies therefrom for the purpose of preparing such tax returns of the Seller as may be required after the Closing and for other proper purposes reasonably approved by the Buyer.

                  2.6. Other Documents; Further Assurances.

                           (a) At the Closing, the Seller and Zygo shall deliver
or cause to be delivered to the Buyer such other documents as may be required by any Ancillary Agreement.

                           (b) The Seller and Zygo from time to time after the
Closing, but prior to twelve months after the Closing Date, at the request of the Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as the Buyer may reasonably require to more effectively transfer and assign to, and vest in, the Buyer each of the Purchased Assets, including, without limitation, any accounts receivable paid to Zygo or Seller after the Closing Date. To the extent that the assignment of any lease, contract, commitment or right (including, without limitation, the Expected Assigned Contracts) shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof; however, the Seller and Zygo shall use their commercially reasonable efforts after the Closing to obtain any necessary consents or waivers to assure the Buyer of the benefits of such leases, contracts, commitments or rights. If such consent is not obtained, the Seller and Zygo agree to cooperate with the Buyer, to the extent practicable and permitted thereunder, in any reasonable arrangement designed to provide for the Buyer the benefits thereunder, including, but not limited to, having: (i) the Buyer act as agent for the Seller and/or Zygo; and (ii) the Seller and/or Zygo shall enforce for the benefit of the Buyer any and all rights of the Seller and/or Zygo against the other party thereto arising out of the cancellation by such other party or otherwise. Nothing herein shall be deemed a waiver by the Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of the Seller being sold hereunder.

         ARTICLE III. AGGREGATE CONSIDERATION

                  3.1. Aggregate Consideration and Payment.

                           (a) Subject to the adjustment contained in Section
3.2 below, the aggregate consideration to be paid by the Buyer to the Seller (the "AGGREGATE CONSIDERATION") in consideration of the sale of the Purchased Assets shall be equal to:

                           (i)      the aggregate amount of the Assumed
                                    Liabilities as of the Closing; plus

                           (ii) the difference of $13,000,000 minus the Estimated Adjustment Amount, in cash.

                           (b) The cash portion of the Aggregate Consideration
shall be paid by Buyer as follows:

                           (i) the difference of $11,700,000 minus (1) the result of 0.9 times the Estimated Adjustment Amount and (2) the Transfer Tax Contribution shall be paid by wire transfer to the Seller at the Closing;

                           (ii) the difference of $1,300,000 minus the result of 0.1 times the Estimated Adjustment Amount shall be delivered to the Escrow Agent at the Closing under the Escrow Agreement as provided by Section 3.4 below (the "ESCROWED CONSIDERATION"); and

                           (iii) the Transfer Tax Contribution shall be held by Buyer until all of the Transfer Tax Returns have been filed and all of the Transfer Taxes required to be remitted by Buyer have been remitted at which time that portion of the Transfer Tax Contribution not required to be paid to a Governmental Authority pursuant to Section 2.5 hereof (if any) shall be paid by wire transfer to Seller within five (5) business days along with a certificate stating the amount of Transfer Tax paid.

                  3.2. Determination of Closing Working Capital Amount; Adjustment of the Aggregate Consideration.

                           (a) Not less than five (5) days prior to the Closing
Date, the Seller shall prepare and deliver to the Buyer: (i) a balance sheet (the "ESTIMATED BALANCE SHEET") which shall estimate the book value of both the Purchased Assets and the Assumed Liabilities as of October 26, 2001; and (ii) a statement (the "ESTIMATED STATEMENT") estimating the difference between the aggregate value of the current assets included in the Purchased Assets and the aggregate value of the current liabilities included in the Assumed Liabilities as of October 26, 2001 as reflected on the Estimated Balance Sheet, including without limitation all deferred revenue (the "ESTIMATED WORKING CAPITAL AMOUNT"). If the Estimated Working Capital

Amount is less than the Base Working Capital Amount, then the ESTIMATED ADJUSTMENT AMOUNT shall equal the difference of the Base Working Capital Amount minus the Estimated Working Capital Amount. If the Estimated Working Capital Amount is greater than or equal to the Base Working Capital Amount, the Estimated Adjustment Amount shall equal zero.

                           (b) Not later than forty-five (45) days after the
Closing Date, the Seller shall prepare and deliver to the Buyer with the reasonable assistance of the Transferred Employees: (i) a balance sheet (the "CLOSING BALANCE SHEET") which shall reflect the book value of both the Purchased Assets and the Assumed Liabilities as of the Closing Date; and (ii) a statement (the "CLOSING STATEMENT") indicating the difference between the aggregate value of the current assets included in the Purchased Assets and the aggregate value of the current liabilities included in the Assumed Liabilities as of the Closing Date, including without limitation all deferred revenue (such amount plus $75,000, the "CLOSING WORKING CAPITAL AMOUNT"). The Closing Balance Sheet shall be reviewed by KPMG LLP, the accountants of the Seller on a basis consistent with the preparation of the Base Balance Sheet and in accordance with GAAP. The Closing Balance Sheet shall also be accompanied by all necessary and appropriate supporting work papers and materials. Inventory shall be valued as provided in Section 4.11 hereof as of the close of business on the Closing Date based on a physical count undertaken on a mutually agreed upon date that is on or near the Closing Date at which all parties or their representatives may be present to observe. To the extent that the Closing Working Capital Amount differs from the Estimated Working Capital Amount, then the Aggregate Consideration shall be adjusted as hereinafter set forth. The Closing Balance Sheet shall only be used by the Seller and the Buyer in connection with this Agreement and the transactions contemplated hereby and will not be distributed or used in any United States' Securities and Exchange Commission filings unless otherwise required by Law.

                           (c) Following receipt of the Closing Balance Sheet,
the Buyer and the Buyer's accountants will have a period of sixty (60) calendar days (the "REVIEW PERIOD") to review, at the Buyer's cost, the Closing Balance Sheet. During such Review Period, the Buyer and the Buyer's accountant will be given reasonable access to any of the Seller's or Zygo's employees involved in the preparation of the Closing Balance Sheet and the records, work papers, trial balances and similar materials prepared by the Seller or Zygo or their accountants (provided the Buyer executes a customary accountant's indemnity agreement) in connection with the preparation of the Closing Balance Sheet; provided, however, that the Buyer shall provide reasonable prior notice of any such investigation to the Seller or Zygo as applicable. At or before the end of the Review Period, the Buyer will either: (i) accept the Closing Balance Sheet and the Closing Statement in their entirety, in which case the Closing Working Capital Amount will be deemed to be as set forth on the Closing Statement, and the Closing Balance Sheet and the Closing Statement shall become final, binding and conclusive on the Seller, Zygo and the Buyer; or (ii) deliver to the Seller and the Seller's accountants a written notice in accordance with paragraph (e) of this Section 3.2 disputing the Closing Balance Sheet or the Closing Statement. If the Buyer fails to provide the notice set forth in (ii) above within the Review Period, it shall be deemed acceptance of the Closing Balance Sheet.

                           (d) Within thirty (30) days following the later of:
(x) the date the Closing Balance Sheet and the Closing Statement is accepted by Buyer; or (y) the final, binding and conclusive determination of any dispute with respect to the Closing Balance Sheet or the Closing Statement as provided in paragraph (e) of this Section 3.2, in either case:

                           (i) if the difference of the Closing Working Capital Amount minus the PP&E Adjustment is less than the Estimated Working Capital Amount, then (x) the Seller shall pay to Buyer in cash an amount equal to 90% of the difference of (A) the Estimated Working Capital Amount minus (B) the Closing Working Capital Amount minus (C) the PP&E Adjustment and (y) the Buyer shall be paid from the Escrow Consideration an amount equal to 10% of the difference of (A) the Estimated Working Capital Amount minus (B) the Closing Working Capital Amount minus (C) the PP&E Adjustment; or

                           (ii) if the Closing Working Capital Amount minus the PP&E Adjustment is greater than the Estimated Working Capital Amount, then (x) the Buyer shall pay to Seller in cash an amount equal to 90% of the difference of (A) the difference of the Closing Working Capital Amount minus the PP&E Adjustment, minus (B) the Estimated Working Capital Amount and (y) the Buyer shall deposit into escrow as additional Escrow Consideration an amount equal to 10% of the difference of (A) the difference of the Closing Working Capital Amount minus the PP&E Adjustment minus (B) the Estimated Working Capital Amount.

                           (e) In the event that any dispute shall arise as to
the manner of preparation or the accuracy of the Closing Balance Sheet or Closing Statement prior to the expiration of the Review Period, the Buyer shall provide the Seller with written notice of each disputed item. In the event of such a dispute, the Buyer and the Seller shall attempt to reconcile in good faith their differences as to such items within twenty (20) calendar days (the "RESOLUTION PERIOD") of the Seller's receipt of such notice, and any resolution by them as to any disputed items shall be final, binding and conclusive on the Seller and the Buyer. If the Buyer and the Seller are unable to reach a resolution within the Resolution Period, the Buyer and the Seller shall submit the dispute to the Independent CPA. The determination of such dispute by the Independent CPA shall be final, binding and conclusive on the parties. The fees and expenses of the Independent CPA shall be assessed by the Independent CPA fifty percent (50%) against the Seller and Zygo, jointly and severally, and fifty percent (50%) against the Buyer, and shall be paid by each of them in those proportions; provided, however, that the prevailing party shall not be responsible for any portion of the fees and expenses of the Independent CPA if the Independent CPA's decision causes the Closing Working Capital Amount determined pursuant to this paragraph (e) to be less than 90% of the Closing Working Capital Amount determined pursuant to paragraph (b) of this Section 3.2, in the case of the Buyer, or not less than 90% of the Closing Working Capital Amount determined pursuant to paragraph (b) of this Section 3.2, in the case of the Seller.

         3.3. Allocation of Aggregate Consideration. The parties will cooperate with each other to prepare a schedule within sixty (60) days after the Closing allocating the Aggregate Consideration among the Purchased Assets. The parties hereto acknowledge and agree that such allocation will reflect the respective fair market values of the Purchased Assets and that they will not take a position inconsistent with such allocation for federal, state or local Tax purposes.

         3.4. Escrowed Consideration. At the Closing, the Buyer shall deliver to State Street Bank and Trust Company or any successor escrow agent (the "ESCROW AGENT"), the Escrowed Consideration, such Escrowed Consideration to be held by the Escrow Agent to secure the payment of indemnification payable to the Buyer hereunder by reason of the breach of any of the representations and warranties of the Seller or Zygo or failure of the Seller or Zygo to perform any of their obligations hereunder (the "ESCROW"). Such Escrow shall terminate upon the one year anniversary of the Closing Date. In order to set forth the terms and conditions of the Escrow, the Buyer, the Seller and the Escrow Agent shall enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit C.

         ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND ZYGO


         Except as set forth on the Schedules attached hereto specifically identifying the relevant Section and paragraph hereof and as otherwise specifically referenced in such Schedules, each of the Seller and Zygo hereby, jointly and severally, represent and warrant to the Buyer as follows:

                  4.1. Organization and Qualification of the Seller.

                           (a) The Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of Colorado, with full power and authority to own, operate or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it except where the failure of which would not have a Material Adverse Effect. The copies of the Seller's Constituent Documents which are attached as Schedule 4.1 hereto, are complete and correct. The Seller is duly qualified to do business and in good standing as a foreign corporation in each of the jurisdictions identified on Schedule 4.1 and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction except where the failure of which would not have a Material Adverse Effect.

                           (b) Zygo is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware, with full power and authority to own, operate or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it except where the failure of which would not have a Material Adverse Effect. The copies of Zygo's Constituent Documents, which are attached as Schedule 4.1 hereto, are complete and correct.

                  4.2. Authority; No Violation. The Seller and Zygo have all requisite corporate power and authority to enter into and deliver this Agreement and each Ancillary Document to which it is a party and to carry out the transactions and perform its obligations contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Document to which the Seller and Zygo are a party by the Seller and Zygo and all transactions contemplated herein and therein have been duly and validly authorized and approved by all necessary corporate action of the Seller and Zygo. Each such agreement constitutes the legal, valid and binding obligation of the Seller and Zygo, enforceable in accordance with its terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Assuming the accuracy of the representations and warranties of the Buyer hereunder, the entering into of this Agreement and the Ancillary Agreements to which it is a party by the Seller and Zygo does not, and the consummation by the Seller of the transactions contemplated hereby and thereby will not: (i) violate the provisions of any Law or Court Order; (ii) violate any provision of the Seller's Constituent Documents or Zygo's Constituent Documents; (iii) breach, result in a default or acceleration of any obligation under, or cause the loss of any right under, any material contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Seller or Zygo are parties or by which the Seller or Zygo are bound, or to which the Seller's properties (other than the Excluded Assets) are subject; (iv) violate or conflict with any resolution adopted by the Board of Directors or the stockholders of either Seller or Zygo; (v) violate any legal requirement or Court Order to which the Seller or Zygo or any of the assets or properties owned or used by the Seller is subject except, where such violation, individually or in the aggregate, would not have a Material Adverse Effect; or (vi) violate any Governmental Authorization which is held or used by the Seller except, where such violation, individually or in the aggregate, would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any Governmental Authority except as otherwise provided for in this Agreement or where failure to receive such consent, waiver, approval, authorization or exemption or give such notice, individually or in the aggregate, would not have a Material Adverse Effect.

                  4.3. Capitalization.

         Seller is a wholly-owned subsidiary of Zygo.

                  4.4. Subsidiaries; Other Investments. Seller does not own, directly or indirectly, any capital stock or ownership interest of any corporation or other business organization. The Seller is not a partner or participant in any joint venture or partnership of any kind.

                  4.5. Financial Statements.

                           (a) Attached as Schedule 4.5(a) hereto are the
Seller's unaudited Balance Sheets as of June 30, 2001, June 30, 2000 and October 26, 2001 and Statements of Operations and Cash Flows for the two years ending June 30, 2001 and the four months ending October 26, 2001 (the "SELLER'S UNAUDITED FINANCIAL STATEMENTS"), all of which statements (including any notes thereto) are complete and correct in all material respects and present fairly the assets, liabilities and financial position of the Seller on the date of such statements, and the results of operations and changes in the financial condition of the Seller for the periods covered thereby. The Seller's Unaudited Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments), consistently applied throughout the periods involved and prior periods.

                           (b) The books of account of the Seller for the
periods referenced in Section 4.5(a) are complete and correct in all material respects and have been maintained on a consistent basis. Neither the Seller nor Zygo has received any auditor's letters to management with comments specifically relating to Seller for such periods except for those letters identified on
Schedule 4.5(b), complete and correct copies of any comments specifically relating to Seller contained in any such letters have been provided to Buyer.

                  4.6. Absence of Undisclosed Liabilities. There are no material liabilities of any nature, known or unknown, with respect to the Seller, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due), except: (a) liabilities stated or adequately reserved against on the Base Balance Sheet; (b) liabilities incurred since the Base Balance Sheet Date in the ordinary course of business consistent with past practices, which liabilities, to the extent outstanding on the Closing Date, will be reflected on the Closing Balance Sheet; and (c) liabilities disclosed on Schedule 4.6 hereto.

                  4.7. Conduct of Business; Absence of Certain Changes. Since the Base Balance Sheet Date, the Seller has conducted its business only in the ordinary course, consistent with prior practices and, whether or not in the ordinary course of business, there has not been any change in the financial condition (including working capital, earnings, reserves, properties, assets, liabilities, business or operations), of the Seller which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect on the Seller. Without limiting the generality of the foregoing, except as disclosed on
Schedule 4.7 hereto, since the Base Balance Sheet Date there has not been:

                  (a) any amendment or other modification to the Constituent Documents of the Seller or Zygo;

                  (b) any contingent liability incurred by the Seller as guarantor or otherwise, with respect to the obligations of others;

                  (c) any sale, lease or other disposition, or any agreement or other arrangement for the sale, lease or other disposition, of any of asset or property of the

                           Seller with a value individually, or in the aggregate, in excess of $25,000, other than in the ordinary course of business consistent with past practice;

                  (d) any Encumbrance placed on any of the Purchased Assets which remains in existence on the date hereof;

                  (e) any obligation or liability incurred by the Seller, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice;

                  (f) any entry into Contracts or agreements by the Seller, except contracts made in the ordinary course of business consistent with past practices;

                  (g) any entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to the Seller of at least $25,000 including the entry into:
                           (i) any document evidencing any indebtedness; (ii) any capital or other lease; or (iii) any guaranty;

                  (h) cancellation, compromise, release or waiver of any debt, claim or right with a value to the Seller in excess of $25,000;

                  (i) creation, incurrence or assumption of any indebtedness for borrowed money or guarantee of any obligation by the Seller in an aggregate amount in excess of $25,000, except for endorsements of negotiable instruments for collection in the ordinary course of business;

                  (j) payment, discharge or satisfaction of any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long-term liabilities, shown on the Base Balance Sheet (or not required as of the date thereof to be shown thereon in accordance with
                           GAAP) or incurred since the date of the Base Balance Sheet in the ordinary course of business consistent with past practice;

                  (k) institution or settlement of any Proceeding before any Governmental Authority relating to the Seller;

                  (l) except in the ordinary course of business consistent with past practice, commitment by the Seller to provide services or goods for an indefinite period or a period of more than six (6) months;

                  (m) any capital investment, capital expenditure, commitment or capital improvement, addition or betterment in amounts which exceed $10,000 in the aggregate or lease or agreement to lease assets with an annual rental which exceeds $25,000 in the aggregate;

                  (n) any damage to or destruction of any asset or property of the Seller whether covered by insurance or not, or loss of any customer, which would have a Material Adverse Effect on Seller;

                  (o) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Seller, direct or indirect redemption, purchase or other acquisition by the Seller of their capital stock, or any issuance of any securities of the Seller;

                  (p) except with regards to officers and directors of the Seller who are employees of Zygo and as otherwise contemplated by this Agreement, Schedule 4.7(p) sets forth any (i) increase in the rate of compensation or bonus amounts payable or to become payable by the Seller to any of its directors, officers, employees or consultants; or (ii) any material increase in any pension or profit sharing payment, entitlement or arrangement made by the Seller to or with any of such directors, officers, employees or consultants; or
                           (iii) any grant by the Seller of any loans (other than under a tax qualified retirement plan), advances or severance or termination pay; (iv) entry into or amendment by the Seller of any material employment, consultant, severance or similar contract with any such director, officer, employee or consultant; (v) payment of any bonuses, salaries (other than in the ordinary course of business) or other compensation by the Seller to any such officer, consultant or employee; or (vi) material increase in the benefits under, or adoption of, any Employee Benefit Plan for the benefit of employees of the Seller;

                  (q) any material change with respect to the management or supervisory personnel of the Seller;

                  (r) any payment or discharge of a material Encumbrance, claim, obligation or liability of the Seller which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

                  (s) any acquisition of any capital stock or other securities of or any ownership interest in, or a significant portion of the assets of, any other business enterprise;

                  (t) any write-downs of the value of any inventory included in the Purchased Assets (including write-downs by reason of shrinkage or mark-down) or write-offs as uncollectible of any notes or accounts receivable included in the Purchased Assets, except for write-downs or write-offs that are in the aggregate less than $25,000 incurred in the ordinary course of business;

                  (u) any disposal, sale, assignment, license or lapse of any rights to the use of any material Intellectual Property Asset, or the license or disposal, sale, assignment, or disclosure to any person other than the Buyer or any

                           Affiliate of Buyer of any material trade secret, technology, formula, process, know-how or other confidential information not theretofore a matter of public knowledge other than pursuant to confidentiality agreements;

                  (v) any change in any method of accounting or accounting practice except as required by GAAP; or

                  (w) any agreement, whether in writing or otherwise, to take any action described in this Section 4.7.

                  4.8. Payment of Taxes.

                           (a) The Seller has filed or caused to be filed with
the appropriate Tax Authorities in a timely manner all Tax returns, reports and forms, statements, declarations, claims for refund, and other documents and information with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof ("RETURNS") required to be filed by them with a Tax Authority.

                           (b) The information reported on such Returns is
complete and accurate.

                           (c) The Seller has paid or has had paid on its
behalf, on a timely basis and in full all Taxes or made adequate provision in the Seller's financial statements for all Taxes (whether or not shown on any Return) required to be paid by it (including any Taxes of another Person for which the Seller may have liability pursuant to Treasury Regulation Section 1.1502-6, or any similar provision of state, local, or foreign law, as a transferee or successor, by contract or otherwise).

                           (d) There are no Encumbrances for Taxes upon the
assets or properties of the Seller other than for Taxes not yet due and payable.

                           (e) Except as disclosed on Schedule 4.8(e) hereto, no
deficiencies for Taxes have been claimed, proposed, or assessed in writing or otherwise to the Seller's knowledge by any Tax Authority or other Governmental Authority with respect to the Seller, and there are no pending or, to the Seller's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Seller.

                           (f) The Seller has no examination reports and
statements or notices of deficiency asserted, proposed, or assessed against or agreed to by the Seller.

                           (g) There are no outstanding Contracts or written
waivers with respect to the Seller extending the statutory period of limitation applicable to any Taxes, and the Seller has not requested any extension of time within which to file any Return, which has not yet been filed.

                           (h) The Seller has withheld and timely paid to the
appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third Person.

                  4.9. Title to Properties; Encumbrances; Condition of
Properties.

                           (a) The Purchased Assets do not include any real
property. The Seller does not and has never owned real property. Set forth on
Schedule 4.9(a) hereto is a listing of all real property leased by the Seller, including a description of the real estate and any Encumbrances on the property (collectively, the "MATERIAL REAL PROPERTY").

                           (b) Set forth on Schedule 4.9(b) hereto is a listing
of: (i) all machinery, equipment and other tangible personal property with an original cost in excess of $25,000 used or owned by the Seller; and (ii) a listing of all leases under which the Seller leases any personal property requiring annual rental payments in excess of $25,000, together with a description of such property (collectively, the "MATERIAL PERSONAL PROPERTY").
Schedule 4.9(b) hereto lists all locations where Material Personal Property is located.

                           (c) Except for assets or properties acquired since
the Base Balance Sheet Date and set forth on Schedule 4.9(c) hereto, all of the assets and properties of the Seller are reflected on the Base Balance Sheet (except to the extent not required to be so reflected by GAAP). The only intangible assets and properties owned or used by the Seller are Intellectual Property Assets described in Section 4.12. The Purchased Assets include all of the assets owned or leased by the Seller that are useful in its business.

                           (d) The Seller is in material compliance with all
terms and conditions of each lease of Material Real Property or Material Personal Property and to the Seller's Knowledge, no event has occurred nor does any circumstance exist that (with or without notice or the passage of time or both) would constitute a material violation or default under any such lease and the Seller has not given or received notice of any alleged violation or of any default under any such agreement.

                           (e) The Seller has good and marketable title to all
of its owned personal property included in the Purchased Assets. None of the Material Real Property or Material Personal Property owned by the Seller is subject to any Encumbrance (other than the Permitted Encumbrances) of any kind against Seller's rights in such property.

                           (f) To the knowledge of the Seller to the extent the
Material Personal Property is used by the Seller but owned by a third party, there are no Encumbrances (other than Permitted Encumbrances) of any kind against such third party's rights in such property.

                           (g) All buildings, machinery and equipment included
in the Purchased Assets are in satisfactory condition, are presently in working order and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and have been adequately maintained.

                           (h) There are no outstanding contracts, agreements or
understandings made by the Seller for the construction or repair of any improvements to the Material Real Property that have not been fully paid for.

                           (i) The Seller has not received any written notice
from any insurance carrier of any defects or inadequacies in the Material Real Property, or in any portion thereof, that to their knowledge would adversely affect the insurability thereof or the cost of such insurance, or that requires corrective action. There are no pending insurance claims of the Seller related to the Material Real Property.

                  4.10. Collectibility of Receivables. All of the accounts receivable, trade accounts, notes receivable, contract receivables and other receivables ("RECEIVABLES") of the Seller shown or reflected on the Base Balance Sheet are, and those to be reflected on the Closing Balance Sheet will be: (a) valid and enforceable claims which arose out of transactions with Persons who are not affiliated with the Seller; (b) fully collectible net of reserves within one hundred twenty (120) days of invoice date through normal means of collection; and (c) subject to no set-off, defense or counterclaim.

                  4.11. Inventories.

                           (a) All inventories of finished goods and raw
materials of the Seller reflected on the Base Balance Sheet ("INVENTORIES") are, and those to be reflected on the Closing Balance Sheet will be, of a quantity and quality normally salable in the ordinary course of business at commercially reasonable prices consistent with the Seller's prior experience, except to the extent of the obsolete inventory reserve in the amount shown on the Base Balance Sheet or to be shown on the Closing Balance Sheet. All Inventories are valued on a lower of cost or market basis and in accordance with the Seller's normal valuation methods and policies, consistently applied, which methods and policies are in accordance with GAAP. Purchase commitments for raw materials and parts are consistent with past practice and none are at prices in excess of current market prices. The aggregate of all outstanding purchase commitments issued by Seller with respect to its business (including all contracts or commitments for the purchase by the Seller of materials or other supplies) is not more than $1,500,000. Except as set forth on Schedule 4.11 hereto, since the date of the Base Balance Sheet, no Inventories have been sold or disposed of except through sales in the ordinary course of business at prices no less than prevailing market prices and in no event less than cost.

                           (b) Except for the UMC Machine, all inventories of
finished goods existing on the Base Balance Sheet Date and on the Closing Date and included in the Purchased Assets will be salable on or before the date 180 days after the Closing Date, in a manner consistent with the Seller's normal and ordinary course of business and consistent with the past practices of the Seller.

                  4.12. Intellectual Property Assets.

                           (a) The Seller: (i) owns all right, title and
interest in and to each of the Owned Intellectual Property Assets, free and clear of all Encumbrances; and (ii) licenses or otherwise possesses legally valid and enforceable rights to use each of the Licensed Intellectual Property Assets for its business, and, in each case of clause (i) or (ii), the Seller may transfer such rights to Buyer as contemplated by this Agreement. To the extent that Seller has determined in the ordinary course of its operations that the filing, recordation or maintaining of any right in the

Intellectual Property Assets is useful or required by law, the Seller has made all filings and recordations necessary to protect and maintain its interest in such right.

                           (b) Schedule 4.12(b) hereto contains a true, correct
and complete list and summary description, including any royalties paid or received by the Seller, of all contracts, agreements or understandings relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound. Other than as set forth on Schedule 4.12(b), Seller is not and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in breach or violation of any agreement described on Schedule 4.12(b). Each license of Intellectual Property Assets listed in Schedule 4.12(b) is valid, subsisting, and enforceable, and shall continue in effect on its current terms upon consummation of the transactions contemplated by this Agreement.

                           (c) Schedule 4.12(c) hereto contains a true, correct
and complete list of all registrations and pending applications for Patents. All such Patents are valid and subsisting and up to and including the Closing Date, all maintenance fees, annuities and the like have been paid. To the knowledge of the Seller, none of the Patents is infringed or has been challenged or threatened in any way by any Person.

                           (d) (i) Schedule 4.12(d) hereto contains a true,
correct and complete list of all Marks; (ii) all Marks are valid and subsisting;
(iii) to the knowledge of the Seller, none of the Marks is infringed; (iv) none of the Marks has been challenged or threatened in any way by any Person, and no claims exist against the use by the Seller of any Marks in their business as currently conducted or, to the knowledge of the Seller as proposed to be conducted; (v) to the extent that Seller has determined in the ordinary course of its operation that marking is useful, [all materials encompassed by the Marks have been marked with appropriate trademark and registration notices;] and (vi) to the knowledge of the Seller, all uses of registered Marks are in conformance with applicable statutory and common law so as not to compromise the strength and integrity of the Marks.

                           (e) (i) Schedule 4.12(e) hereto contains a true,
correct and complete list of all registered Copyrights; (ii) all the Copyrights owned by the Seller, whether or not registered, are valid and enforceable; (iii) to the knowledge of the Seller, none of the Copyrights is infringed or has been challenged or threatened in any way; (iv) no claims exist against the use by the Seller of any writings or other expressions used in their business as currently conducted or as proposed to be conducted; and (v) to the extent that Seller has determined in the ordinary course of its operation that marking is useful, all works encompassed by the Copyrights have been marked with appropriate copyright notices.

                           (f) Except as set forth on Schedule 4.12(f) hereto,
the Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. To the knowledge of the Seller, the Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than the Seller) or to the detriment of the Seller. None of the Trade Secrets is subject to any material adverse claim or, to the knowledge of the Seller, has been challenged or threatened in any way. Appropriate policies are in place to ensure the continued secrecy, confidentiality and value of the Trade Secrets, including, but not limited to, appropriate marking of Trade Secrets as "proprietary" and/or "confidential"; appropriate limiting of access to Trade Secrets by employees on a "need-to-know" basis; and appropriate confidentiality provisions in agreements executed by employees, contractors, joint venturers and any and all Persons potentially or actually having access to Trade Secrets.

                           (g) None of the products or technology used, sold,
offered for sale or licensed or to the knowledge of the Seller proposed for use, sale, offer for sale or license by the Seller infringes or is alleged to infringe any proprietary rights owned, possessed or used by any Person.

                           (h) To the knowledge of the Seller, no Intellectual
Property Asset is subject to any outstanding Court Order, Proceeding (other than pending applications for patent, trademark registration or copyright registration) or stipulation restricting in any manner the licensing thereof by the Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Asset.

                           (i) All employees, contractors and consultants of the
Seller have executed a nondisclosure and agreement to assign inventions in the form attached to Schedule 4.12(i) hereto to protect the confidentiality and to vest in the Seller exclusive ownership of such Intellectual Property Assets. To the knowledge of the Seller, no employee, contractor, agent or consultant of the Seller has used any trade secrets or other confidential information of any other person in the course of their work for the Seller. The Seller has written or oral agreements with employees, contractors, agents or consultants with respect to the ownership of the Intellectual Property Assets created by them as a result of which any such employee, contractor, agent or consultant may have exclusive or nonexclusive rights to the portions of the Intellectual Property Assets so created by such individual.

                           (j) To the knowledge of the Seller, no officer,
employee, contractor, agent or consultant of the Seller is, or as a result of this Agreement is expected to be, in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee, contractor, agent or consultant to be employed or engaged by the Seller because of the nature of the business conducted or to be conducted by the Seller or relating to the use of trade secrets or proprietary information of others, and to the Seller's knowledge and belief, the continued employment or retention of its officers, employees, contractors, agents or consultants does not subject the Seller to any liability with respect to any of the foregoing matters.

                           (k) Except as set forth on Schedule 4.12(k), the
Seller has not deposited, and is not obligated to deposit, any source code regarding its products into any source code escrows or similar arrangements and the Seller is not under any contractual obligation to disclose the source code or any other material proprietary information included in or relating to its products.

         4.13. Contracts and Commitments.

                  (a) Schedule 4.13(a) contains a complete and accurate list, and the Seller has delivered to Buyer true, correct and complete copies, of:

                  (i) each Contract involving payments of at least $50,000 that involves performance of services or delivery of goods or materials by the Seller;

                  (ii) each Contract involving payments of at least $50,000 that involves performance of services or delivery of goods or materials to the Seller;

                  (iii) each Contract providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                  (iv) each Contract for joint marketing, teaming or development;

                  (v) each Contract with any dealer, franchiser, original equipment manufacturer, value-added reseller, or manufacturer's representative;

                  (vi) each Contract pertaining to the Seller's maintenance or support of its products, services or supplies;

                  (vii) each Contract for the sale of its products not made in the ordinary course of business;

                  (viii) each Contract with any sales agent or distributor of products of the Seller;

                  (ix) each Contract for a license (other than off-the-shelf, fully paid up, shrink wrap software licenses) or franchise (as licensor or licensee or franchisor or franchisee);

                  (x) each Contract involving any arrangement or obligation with respect to the return of products other than on account of a defect in condition, or failure to conform to the applicable Contract;

                  (xi)     each Contract with the United States government;

                  (xii) each Contract which is material to the assets or business of the Seller considered as one enterprise;

                  (xiii) each lease, license and other Contract affecting any leasehold or other interest in any Material Real Property or Material Personal Property to which the Seller is a party;

                  (xiv) each licensing agreement or other Contract to which the Seller is a party with respect to Intellectual Property Assets, including agreements with current or former employees, consultants or contractors regarding the use or disclosure of any Intellectual Property Assets;

                  (xv) each joint venture, partnership and other Contract involving a sharing of profits, losses, costs or liabilities by the Seller with any other Person or requiring the Seller to make a capital contribution;

                  (xvi) each Contract to which the Seller is a party containing covenants that in any way purport to restrict the business activity of the Seller or any of the employees of the Seller or limit the freedom of the Seller or any of the employees to engage in any line of business or to compete with any Person or hire any Person;

                  (xvii) each employment or consulting agreement between the Seller and its employees and consultants (other than agreements that are terminable on 30 days notice or less without penalty);

                  (xviii) each agreement (other than agreements entered into in connection with any Employee Benefit Plan) between the Seller and an officer or director of the Seller;

                  (xix) each power of attorney granted by the Seller that is currently effective and outstanding;

                  (xx) each Contract for capital expenditures by the Seller in excess of $25,000;

                  (xxi) each stock purchase, merger or other similar agreement pursuant to which the Seller acquired any material amount of assets (other than capital expenditures), and all relevant documents and agreements delivered in connection therewith;

                  (xxii) each material agreement to which the Seller is a party containing a change of control provision applicable to the transactions contemplated by this Agreement;

                  (xxiii) each other agreement to which the Seller is a party having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable at will or upon not more than thirty (30) days' notice by the Seller without penalty) or requiring payments by the Seller of more than $50,000 per year; and

                  (xxiv) each standard form of agreement pursuant to which the Seller provides services or goods to customers.

                  (b) Each of the Acquired Contracts and Expected Assigned Contracts to which the Seller is a party is valid, binding and enforceable against the Seller and, to the knowledge of the Seller, against the other parties thereto (except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought). The Seller is in material compliance with all terms and conditions of each Acquired Contract and Expected Assigned Contract. Except as set forth on
Schedule 4.13(b) hereto, no event has occurred or circumstance exists that (with or without notice or the passage of time or both) would constitute a material violation of or default under any Acquired Contract or any Expected Assigned Contract by the Seller or, to the knowledge of the Seller, by the other party or parties thereto, and the Seller has not given or received notice of any alleged violation of or default under any such Acquired Contract and Expected Assigned Contract. Except as listed on Schedule 4.13(b)(1) hereto, neither the execution and delivery of this Agreement by the Seller nor the consummation or performance by the Seller of the transactions contemplated hereby will, directly or indirectly, with or without notice or lapse of time or both give rise to a right of termination, cancellation or acceleration or require the consent, authorization or approval of or any notice to or filing with any third Person under any Acquired Contract or Expected Assigned Contract. Except as described in Schedule 4.13(b)(2) hereto, the Seller has not received prepayments of any kind on any Acquired Contract or Expected Assigned Contract.

                  (c) Except as set forth on Schedule 4.13(c) hereto, to the knowledge of the Seller, the Seller is not a party to any Acquired Contract or Expected Assigned Contract or order for the sale of goods or the performance of services which, if performed by the Seller in accordance with its terms, could only be performed with a negative gross profit margin or which has no reasonable likelihood of being performed within the time limits therein provided.

                  (d) Except as set forth in Schedule 4.13(d) since June 30, 2001, the Seller has not experienced any termination, cancellation, limitation or modification or change in any business relationship with any material supplier or customer, and the Seller has not received notice nor otherwise has knowledge that any material customer or supplier intends to cease, or materially reduce or change the terms of, doing business with the Seller or to terminate any agreement with the Seller where such action has had or would have a Material Adverse Effect on the business of the Seller. Schedule 4.13(d) hereto lists every material customer or supplier of the Seller and the amount of business with that customer. To the knowledge of the Seller, there are no facts or circumstances (except general economic, regulatory or political conditions, including general economic conditions in the semiconductor industry except in each case to the extent Seller is disproportionately affected), including the consummation of the transactions contemplated by this Agreement, that are reasonably likely to result in the loss of any material customer or material supplier of the Seller or a material change in the relationship of the Seller with such a material customer or a material supplier. For purposes hereof, "material customers" mean the top 15 customers of the Seller based upon revenue recognized since July 1, 2000. For purposes hereof, "material suppliers" mean the top 15 suppliers to the Seller based upon expenses incurred or accrued since July 1, 2000.

                  (e) The backlog of the Seller (including all accepted and unfulfilled sales orders) is not materially less than the backlog amount for the Seller set forth on Schedule 4.13(e) hereto, the amount of backlog as of November 15, 2001. All such sales and purchase commitments were made in the ordinary course of business.

         4.14. Employees. Except with regard to officers and directors of the Seller who are employees of Zygo, Schedule 4.14 hereto sets forth a true and complete list of: (a) all current employees of the Seller; (b) all current employees of the Parent and ZYGOLOT GmbH that materially support the Seller's business at any time during the last two years and (c) all technical and business consultants and independent contractors retained by the Seller currently or since June 30, 2001. Also shown on Schedule 4.14 is the name, job title, base salary or rate of base compensation (including any increase therein since the Base Balance Sheet Date), bonus (including any increase therein since the Base Balance Sheet Date), vacation accrued, and hire date for each persons listed on Schedule 4.14 (the "EMPLOYEE SCHEDULE").

         4.15. Labor and Employee Relations.

                  (a) Complete and accurate copies of all written employment and consulting agreements of the persons required to be listed on the Employee Schedule to which the Seller is a party or of which the Seller is a beneficiary have been made available to the Buyer.

                  (b) Except as shown on Schedule 4.15(b) hereto: (i) none of the employees of the Seller are covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association or any industry-wide labor agreement; (ii) no labor organization or group of employees has made a pending demand for recognition; and (iii) there is no organizing activity involving the Seller pending by any labor organization or group of employees. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, material grievances, lockouts, or other labor troubles pending, or threatened, with respect to the employees of the Seller, nor has the Seller experienced any work stoppage or other material labor difficulty during the three (3) years immediately preceding the date of this Agreement.

                  (c) Except as set forth on Schedule 4.15(c) hereto, the Seller has complied in all material respects with all applicable Laws of each relevant jurisdiction relating to the employment of labor, including, without limitation, those relating to dismissal, redundancy, minimum notice, wages, hours, unfair labor practices, discrimination, civil rights, plant closings, immigration and the collection and payment of social security and similar taxes.

                  (d) Except as set forth on Schedule 4.15(d) hereto, there are no complaints that have been served in writing to the Seller by or on behalf of any employee or former employee of Seller and, to the Seller's knowledge, there are no proceedings against the Seller pending or threatened before any Governmental Authority, by or on behalf of any employee or former employee of the Seller.

                  (e) Except as set forth on Schedule 4.15(e) hereto, the Seller has paid in full (or made provisions for payment in full) to its employees, agents and contractors all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them. The Seller has not and will not have on the Closing Date, any contingent liability for sick leave, vacation time, holiday pay, severance pay or similar items, whether arising as a matter of law, labor agreement, or otherwise, other than as set forth on the Base Balance Sheet or arising after the date thereof in the ordinary course of business consistent with past practices and set forth on the Closing Balance Sheet.

                  (f) Except as set forth on Schedule 4.15(f) hereto, since January 1, 2000 there has not been any fine or penalty imposed or asserted against the Seller under any laws (whether national, regional or local) of any applicable jurisdiction relating to employment, immigration or occupational safety matters.

         4.16. Employee Benefits.

                  (a) Schedule 4.16(a) hereto sets forth a true and complete list or brief description of each Employee Benefit Plan maintained or sponsored by the Seller or Zygo applicable to any individual identified on the Employee Schedule (other than pursuant to Section 4.14(b)).

                  (b) "ERISA AFFILIATE" means any entity (whether or not incorporated) other than the Seller that, together with the Seller, is a member of: (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; or (iii) an affiliated service group within the meaning of Section 414(m) of the Code.

                  (c) Neither the Seller nor any ERISA Affiliate maintains, nor during the last six years has maintained or contributed to, an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan) and no facts exist under which the Seller could be expected to incur any liability under Title IV of ERISA.

                  (d) The Seller has not received notice of and is not aware of any Proceeding (other than routine claims for benefits) pending or threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and, to the knowledge of the Seller, there are no facts that could give rise to any such Proceeding. To the knowledge of the Seller, there has not occurred any circumstances by reason of which the Seller may be liable for an act, or a failure to act, by a fiduciary with respect to any Employee Benefit Plan.

                  (e) To the knowledge of the Seller, there are no complaints, charges or claims against the Seller pending or threatened to be brought by or filed with any Governmental Authority in connection with or relating to the classification of any individual by the Seller as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee.

                  (f) Except as set forth on Schedule 4.16(f) or as otherwise contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (A) entitle any employee or former employee of the Seller to any payment, (B) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee or former employee of the Seller, or (C) result in any parachute payment under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

                  (g) No Employee Benefit Plan is a "multiple employer plan" as described in Section 3(40) of ERISA or Section 413(c) of the Code.

         4.17. Environmental Matters.

                  (a) Except as disclosed on Schedule 4.17(a) hereto, any Hazardous Materials used or generated by the Seller in connection with the operation of the Purchased Assets are being generated, used, stored, treated and disposed on and at its Longmont, Colorado facility in compliance in all material respects with all applicable Laws, Court Orders, Government Authorizations, including Environmental Laws. The Seller is in compliance in all material respects with all Environmental Laws with respect to the operation of the Purchased Assets.

                  (b) Except as set forth on Schedule 4.17(b) hereto, the Seller is not subject to any Court Order, or has not received, or, to the knowledge of the Seller, become subject to any written claim, notice, complaint or request for information from any Governmental Authority of the United States or other relevant Governmental Authority or any private party with respect to the operation of the Purchased Assets: (i) alleging a violation of or noncompliance with any Environmental Law; (ii) asserting potential liability under any Environmental Law; or (iii) requesting investigation or clean-up of any Environmental Site under any Environmental Law.

                  (c) Except as disclosed in Schedule 4.17(c) hereto, no Hazardous Materials used or generated by the Seller, have been, or are being spilled, released, discharged, disposed, placed, leaked, or otherwise caused to become located in the air, soil or water in, under or upon an Environmental Site or any land adjacent thereto in material violation of any Environmental Law.

                  (d) Except as disclosed in Schedule 4.17(d) hereto, to the knowledge of Seller, Seller has not received any notice that any sites or facilities to which any Hazardous Materials generated by Seller in connection with the operation of the Purchased Assets have been shipped or sent to are subject to or threatened to become subject to any governmental response action or clean up order. The Seller has made available for inspection by Buyer copies of all manifests, bills of lading and other receipts or evidence documenting disposal or recycling of Hazardous Materials and sales receipts of the process by-products relating to operations of the Purchased Assets.

                  (e) Except as set forth on Schedule 4.17(e) hereto, the Seller has not treated, stored for more than ninety (90) days, or disposed of any hazardous materials (as that term is defined under RCRA) on any Environmental Site.

                  (f) Except as disclosed in Schedule 4.17(f) hereto, Hazardous Materials have been collected, managed, recycled, shipped and disposed by the Seller in material compliance with all Environmental Laws.

                  (g) All underground tanks and other waste storage facilities for Hazardous Materials located at any Environmental Site are disclosed in
Schedule 4.17(g) hereto, and copies of all notifications made to federal, state or local authorities pursuant to Environmental Laws relating to underground storage tanks have been made available to the Buyer. As of the date hereof, none of such tanks and other underground storage facilities are in violation of any Environmental Law in any respect.

                  (h) Except as disclosed in Schedule 4.17(h) hereto, all wells, water discharges and other water diversions and all air emission sources on any Environmental Site are properly registered and/or permitted, and copies of such permits have been made available to the Buyer and do not violate any applicable law.

                  (i) To the knowledge of Seller the Seller does not produce or use in their products, or purchase or use any material, part, component or subassembly incorporated into their products, containing any chemical or other material to which local packaging and/or disclosure laws apply except as set forth on Schedule 4.17(i) hereto.

                  (j) There are no liens or restrictions under Environmental Laws on any Environmental Site chargeable against the rights of the Seller with respect to any Purchased Assets and, to the knowledge of the Seller, no government actions have been taken or are in process which could subject any such Purchased Assets to such encumbrances, and the Seller would not be required to place any notice or restriction relating to Hazardous Materials at any Environmental Site in any deed to such property except as set forth on Schedule 4.17(k) hereto.

                  (k) The Seller has made available to the Buyer all environmental audits, assessments, questionnaires or studies within the possession of the Seller with respect to the Seller's Longmont, Colorado facility that relate to potential soil or groundwater contamination, or other environmental liabilities, and the results of sampling and analysis of any asbestos, air, soil, or groundwater, undertaken with respect to its Longmont, Colorado facility.

                  (l) Except as disclosed on Schedule 4.17(m) hereto, the Seller's operation of the Purchased Assets is in compliance in all material respects with all federal and state worker safety laws and requirements, including, but not limited to, applicable requirements under the Occupational Safety and Health Act.

         4.18. Government Authorizations/Compliance with Laws.


                  (a) The Seller holds all Governmental Authorizations which are required to own its properties and assets and to permit it to conduct its businesses as presently conducted except where failure to hold such Government Authorization would not have a Material Adverse Effect. All such Governmental Authorizations are listed on Schedule 4.18 hereto, together with the applicable expiration date. All such Governmental Authorizations are now, and, will be at the Closing, valid and in full force and effect. Except as described on Schedule
4.18 hereto, such Governmental Authorizations are transferable to the Buyer. No proceeding is pending or, to the knowledge of the Seller, threatened seeking the revocation or limitations of any Governmental Authorization.

                  (b) The Seller is in compliance in all material respects with all applicable Laws, Court Orders and Governmental Authorizations affecting in any material respect the assets or properties owned or used by the Seller or the business or operations of the Seller. The Seller has not been charged with violating, or to the knowledge of the Seller, threatened with a charge of violating, nor, to the Seller's knowledge, is the Seller under investigation with respect to a possible violation of, any applicable Law, Court Order or Governmental Authorization relating to any of its or their assets or properties or any aspect of its or their business.

         4.19. Warranty or Other Claims.

                  (a) Except as set forth on Schedule 4.19(a)(1) hereto, the Seller does not know of any existing or threatened claims, or any facts upon which a claim is likely to be asserted against it, for services or merchandise which are defective or fail to meet any service or product warranties. No claim has been asserted against the Seller for material renegotiation or price redetermination of any business transaction, and the Seller has no knowledge of any facts upon which any such claim is likely to be asserted. Schedule 4.19(a)(2) describes all of the outstanding product warranty obligations for Seller's products, including product covered, start and end date of such warranty, and a description of Seller's obligations under such warranty.

                  (b) All products that were designed, manufactured or sold and all services that were rendered by the Seller complied with applicable contracts, product specifications, Laws and standards (whether established by the Seller, Governmental Authority or industry), and, to the Seller's knowledge, there are no defects in such products. Schedule 4.19(b) hereto sets forth the
Seller's: (i) experience with returns of products sold by it for the preceding fiscal year and for the portion of the current fiscal year (including claims or notices that products may or will be returned, whether by reason of alleged overshipments, defective merchandise or otherwise); and (ii) aggregate expenses incurred by the Seller's customer support and service center in fulfilling its obligations under its guaranty, warranty and right of return provisions during the periods covered by the Seller Unaudited Financial Statements and the Seller knows of no reason why such expenses should significantly increase as a percentage of sales in the future.

         4.20. Litigation. Except for matters described in Schedule 4.20 hereto, there is no Proceeding pending (or, to the knowledge of the Seller, threatened) against or otherwise involving the Seller or Zygo or to their knowledge, any of the officers, directors, former officers or directors, employees, shareholders or agents of the Seller or Zygo (in their capacities as such), and there are no outstanding Court Orders to which the Seller is a party or by which any of the Purchased Assets are bound, any of which: (i) question this Agreement or any Ancillary Agreements or any action to be taken hereby or thereby or affect the transactions contemplated hereby or thereby; (ii) materially restrict the present business properties, operations, prospects, assets or condition, financial or otherwise, of the Seller; or (iii) will result in any Material Adverse Effect to the Purchased Assets. The Seller has no reasonable basis to believe that any such Proceeding is likely to be brought against the Seller or Zygo, or any of the officers, directors, former officers or directors, employees, shareholders or agents of the Seller.

         4.21. Insurance.

                  (a) The Seller maintains: (i) insurance on all of its property (including leased or owned real or personal property) that insures against loss or damage by fire or other casualty (including extended coverage); and (ii) insurance against liabilities, claims and risks of a nature and in such amounts as it believes are appropriate.

                  (b) Except as set forth on Schedule 4.21 hereto, there are no claims pending under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. Schedule 4.21 hereto also sets forth the insurance claims expenses of the Seller for the last two full fiscal years and the current fiscal year. No notice of cancellation or termination has been received with respect to any such policy and there is no basis upon which the insurance company would have the right to terminate any such policy during the policy term and no notice relating to non-renewal, reduction of coverage or increase in premium has been received by the Seller with respect to any such policy. The Seller has not been refused any insurance, nor has its coverage been limited by any insurance carrier with which it has applied for any such insurance or with which it has carried insurance.

         4.22. Corporate Books, Records and Accounts.

         The books, records and accounts of the Seller fairly and accurately reflect transactions and dispositions of assets by the Seller, and the system of internal accounting controls of the Seller is sufficient to assure that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         4.23. Finder's Fee. Except for fees payable to Bear Stearns & Co., Inc., none of the Seller, Zygo or their agents has incurred or become liable for any broker's commission or finder's fee or agent's commissions or financial advisory services or other similar payments relating to or in connection with the transactions contemplated by this Agreement.

         4.24. Transactions with Interested Persons. Except as set forth on
Schedule 4.24 hereto, no shareholder, Affiliate, officer nor director of the Seller or Zygo, nor to the knowledge of the Seller any spouse or child of any of them or any Person associated with any of them ("RELATED PERSON"), has, in a capacity other than as shareholder, Affiliate, officer or director or employee, any interest in any assets or properties used in or pertaining to the business of the Seller nor has any such Person. Except as set forth on Schedule 4.24 hereto, no Related Person has any claim or right against, or owes any amounts to Seller. To the Seller's or Zygo's knowledge, none of the Affiliates, officers or directors of the Seller or Zygo nor, any employee of the Seller or any Related Person has owned, directly or indirectly, and whether on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person (other than less than two percent (2%) of the outstanding capital stock of a Person subject to the reporting requirements of the Securities Exchange Act of 1934, as amended) that (a) has business dealings with the Seller; or (b) engages in competition with the Seller.

         4.25. Absence of Sensitive Payments. The Seller has not, and to the knowledge of the Seller none of the Seller's directors, officers, agents or stockholders or any other person associated with or acting on behalf of any of the Seller have:

                  (a) made or agreed to make any solicitations, contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such solicitation, contribution, payment or gift was or is illegal under the Laws of any applicable jurisdiction or prohibited by the policy of the Seller or of any of their suppliers or customers;

                  (b) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

                  (c) made or agreed to make any contribution or expenditure, or reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether national, regional or local where such contributions were or would be a violation of applicable Law.

         4.26. Payables. There has been no Material Adverse Effect upon the Seller since the date of the Base Balance Sheet in connection with the amount or delinquency of accounts payable of the Seller (either individually or in the aggregate).

         4.27. Copies of Documents. Complete and correct copies of any underlying documents listed or described in this Article IV or any schedules delivered pursuant to this Article IV, together with all amendments, renewals and modifications related thereto, have been delivered to Buyer to the extent requested by Buyer.

         4.28. Sufficiency. Following the Closing, by means of the transfer of the Purchased Assets, Buyer will own, license or otherwise have use of all of the assets reasonably necessary to operate the Seller's business in substantially the same manner operated by Seller, except for the Excluded Assets.

         4.29. Disclosure of Material Information. This Agreement does not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements herein in light of the circumstances in which they were made not misleading.

         ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Seller as follows:

         5.1. Organization of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, operate or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it except when the failure of which would not have a Material Adverse Effect. The copies of Buyer's Constituent Documents, which are attached as Schedule 5.1 hereto, are complete and correct.

         5.2. Authorization of Transaction. The Buyer has all requisite corporate power and authority to enter into and deliver this Agreement and each Ancillary Document to which it is a party and to carry out the transactions and perform its obligations contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Buyer is a party by Buyer and all transactions contemplated herein and therein have been duly and validly authorized and approved by all necessary corporate action of Seller. Each such agreement constitutes the legal valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         5.3. No Conflict of Transaction With Obligations and Laws.

                  (a) Assuming the accuracy of the representations and warranties of the Seller and Zygo hereunder, neither the execution, delivery or performance of this Agreement nor the Ancillary Agreements to which the Buyer is a party, nor the performance of the transactions contemplated hereby and thereby, will: (i) constitute a breach or violation of the Buyer's Constituent Documents; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person other than a Governmental Authority described in paragraph (b) below; (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any debt instrument to which the Buyer is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any material right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach of any other material agreement, instrument or obligation to which the Buyer is a party or by which it or its assets are bound; or (v) result in a violation of any Law or Court Order applicable to the Buyer or its business or assets except, where such breach, violation, default, failure to obtain any consent, approval, authorization or declaration, or make any filing or registration would not individually or in the aggregate, have a Material Adverse Effect.

                  (b) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby by the Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice by the Buyer to any Governmental Authority or any Person, except for those: (i) provided for in this Agreement; and (ii) which would not, either individually or in the aggregate, have a Material Adverse Effect upon the Buyer or materially impair or preclude the Buyer's ability to consummate the transactions contemplated by this Agreement.

         5.4. Brokers or Finders. Neither Buyer nor any of its agents has incurred any obligations or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

         ARTICLE VI. COVENANTS OF THE SELLER

         The Seller and Zygo, jointly and severally, covenant and agree with the Buyer as follows:

         6.1. Access to Information. The Seller and Zygo shall permit representatives of the Buyer to have access (at all reasonable times and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Seller. No investigation or examination by the Buyer shall diminish, obviate or constitute a waiver of the enforcement of any of the representations, warranties, covenants or agreements of the Seller or Zygo under this Agreement or any of the Ancillary Agreements.

         6.2. Governmental Authorizations; Consents. Each of the Seller and Zygo shall use commercially reasonable efforts (with the reasonable assistance of the Buyer to the extent required to obtain such approvals) to obtain promptly: (i) all Governmental Authorizations required to be obtained for the lawful consummation of the Closing; and (ii) the consents necessary to transfer all Governmental Authorizations set forth or required to be set forth on Schedule
4.18 hereto.

         6.3. Assignment of Contracts. To the extent that the sale of the Purchased Assets constitutes an assignment under the terms of any contract to which the Seller is a party (including leases for real property) and which is an Acquired Contract or Expected Assigned Contract, or any Governmental Authorization which requires the consent of another party, each of the Seller and Zygo agrees to use commercially reasonable efforts (with the reasonable assistance of the Buyer to the extent necessary to obtain such consents) to obtain the consent of such other party to an assignment in all cases in which consent is required.

         6.4. Certain Filings. The Seller shall use its commercially reasonable efforts to assist the Buyer in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required or which the Buyer may reasonably request in connection with the consummation of the transactions contemplated hereby.

         6.5. Product Warranty/Liability. Although the Buyer does not assume any of Seller's product warranty obligations for products sold prior to the Closing Date, the Buyer shall perform the Seller's obligations under the Seller's product warranties described on Schedule 4.19(a)(2) in accordance with the Seller's present policy. The performance by the Buyer of any of the Seller's product warranty obligations for such products shall not give rise to any rights in the Seller. Without limiting the foregoing, at its option after notice to Zygo and ZYGOLOT GmbH, Buyer may perform any installation, warranty, support and training required pursuant to agreements between Zygo and ZYGOLOT GmbH or between ZYGOLOT and Altis (PO 96 - project number 640/1), Infineon or Schott relating to the tools sold by ZYGOLOT to such entities, (the "ZYGOLOT TOOLS") The Seller agrees to reimburse the Buyer upon demand for the Buyer's costs in performing Seller's product warranty obligations or installation, warranty, support and training relating to the ZYGOLOT Tools, including, but not limited to, reasonable out-of-pocket costs and internal labor, material and overhead costs at the Buyer's fully loaded cost. Seller may review and reasonably dispute Buyer's demand to ensure that it does not include charges for services that materially exceed Seller's product warranty obligations. In addition, Seller shall keep in force and shall name the Buyer as an additional insured party under the product liability and commercial general and excess liability insurance policies related to the Seller's business ("SELLER'S INSURANCE") as maintained prior to the Closing Date by the Seller for a period continuing after the Closing Date until the second anniversary of the Closing Date. The Seller shall provide the Buyer with evidence of such insurance by delivering one copy of a Certificate of Insurance, completed by its insurance carrier(s) or agents certifying that insurance coverage is in effect and will not be canceled or materially changed until thirty (30) days after written notice.

         6.6. Tax Clearance. Promptly upon receipt Zygo shall deliver a receipt from the executive director of the Colorado Department of Revenue showing that all Colorado state taxes relating to Seller have been paid, or a certificate stating that no such taxes are due.

         6.7. Employee Benefits. Seller and Zygo shall (i) retain all responsibility and liability for providing COBRA continuation coverage, in accordance with Code Section 4980B and Sections 601 through 608 of ERISA, to Qualified Beneficiaries (within the meaning of Code Section 4980(g)(1) and Treasury Regulation 54.4980B-9) who incur a qualifying event on or prior to the Closing Date as the result of, or in connection with, the transactions contemplated herein; (ii) cause the Zygo Corp. Profit-Sharing Plan to afford each participating Transferred Employee the opportunity to receive distribution of his or her account balance in accordance with Code Section 401(k)(10) (including the in-kind distribution of any promissory notes evidencing participant loans thereunder) in the form of a direct rollover to an account maintained for such Transferred Employee under a defined contribution plan of Buyer which is qualified under Section 401(a) of the Code; and (iii) permit Transferred Employees to exercise options granted under the Zygo Corporation Amended and Restated Non-Qualified Stock Option Plan, which are otherwise vested and exercisable as of the Closing Date, until the earlier of the (x) third anniversary of the Closing Date, or (y) the expiration of the option term.

         6.8. UMC Machine. Zygo will not be permitted to actively market the UMC Machine to any customer other than UMC; provided however, that if Zygo becomes aware of a customer for the UMC Machine, Zygo may request that Buyer contact such customer. At any time, Zygo may request Buyer to sell the UMC Machine to another customer. Zygo shall pay the conversion cost associated with preparing the UMC Machine to be sold to such customer provided Zygo and Buyer agree in advance to the sales price and cost of conversion. Buyer will use commercially reasonable efforts to sell the UMC Machine if requested by Zygo. If the UMC Machine is not sold within 180 days from the Closing Date, Zygo will pay Buyer a fee of $2,500 per month until the UMC Machine is sold. If the UMC Machine is sold for less than $475,000,

Zygo will reimburse Buyer for the difference. If the UMC Machine is sold for greater than $490,000, Buyer shall pay the difference to Zygo to the extent that Zygo has paid conversion costs pursuant to this Section 6.8 to Buyer.

         6.9. Enforcement of Nondisclosure and NonViolation Agreement. Zygo shall promptly initiate proceedings to enforce that certain Nondisclosure and NonViolation Agreement between Zygo and Craig Peterson dated March 10, 1997 and that certain Nondisclosure and NonViolation Agreement between Zygo and Brian Monti dated _____________ and certain NonCompetition Agreements with such individuals each dated December 12, 2001 if Zygo becomes aware of any violation of such agreements. Zygo acknowledges that the covenant provided in this Section
6.9 is integral to the transactions contemplated by this Agreement.

         ARTICLE VII. COVENANTS OF BUYER

         7.1. Notices and Consents. The Buyer shall use commercially reasonable best efforts to obtain, at its reasonable expense, all such waivers, permits, consents, approvals or other authorizations from third parties and governmental entities or authorities, and to effect all such registrations, filings and notices with or to third parties and governmental entities or authorities, as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

         7.2. Certain Filings. The Buyer shall assist the Seller in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required or which the Seller may reasonably request in connection with the consummation of the transactions contemplated hereby.

         7.3. Governmental Authorizations; Consents. Buyer shall use commercially reasonable efforts (with the reasonable assistance of the Seller to the extent required to obtain such approvals) to obtain promptly all Governmental Authorizations required to be obtained for the lawful consummation of the Closing.

         7.4. Employment Offers. Buyers shall make employment offers to each of the Key Employees substantially in the form of Exhibit D.

         7.5. Warranty Service. Buyer will provide the warranty services referred to in Section 6.5 in the ordinary course of Buyer's business and consistent with Seller's product warranty obligations.

         7.6. Employee Benefits. Buyer shall take such action as necessary to provide all Transferred Employees with credit for employment service with Seller or Zygo for purposes of determining eligibility and vesting under any employee benefit plan or program sponsored or maintained by Buyer (except plans or programs which are adopted after the Closing Date and which do not give credit for past service to participants) and for determining the period of employment under any vacation, sick pay, or other paid time off plan or program of Buyer and for determining other entitlements and terms of employment affected by seniority. Any pre-existing condition limitations, evidence of insurability provisions, waiting periods or similar limitations under Buyer's group health plans will be waived with respect to Transferred Employees (and covered dependents thereof) and, for purposes of computing deductible amounts, co-pays and other maximums under such plans, expenses and claims recognized prior to the termination of the Transition Services Agreement for similar purposes under Seller's or Zygo's group health plans shall be credited or recognized. Buyer shall be responsible for providing COBRA continuation coverage, in accordance with Code Section 4980B and Sections 601 through 608 of ERISA, to each Transferred Employee and his or her Qualified Beneficiaries (within the meaning of Code Section 4980B(g)(1) and Treasury Regulation 54.4980B-9 thereof) who incurs a qualifying event after the Closing Date. Upon the termination of the Transition Services Agreement, (i) Buyer shall act as the successor employer, as defined in the alternate procedure under Rev. Proc. 96-60, with respect to the Transferred Employees for purposes of FICA, FUTA and federal income tax withholding and reporting, and (ii) such Transferred Employee shall become eligible to participate in Buyer's group health plan.

         ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of the Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article will have been accomplished any and all of which may be waived by the Buyer.

         8.1. Representations; Warrantees; Covenants. Without giving effect to any qualification of materiality (or any variation of such term) contained in any representation or warranty, the representations and warranties of the Seller and Zygo contained in Article IV hereof or contained in the Ancillary Agreements, shall be true and correct in all material respects as though made on and as of the Closing Date and the Seller and Zygo shall, on or before the Closing have performed all of their respective obligations hereunder and under the Ancillary Agreements which by the terms hereof and thereof are to be performed by them on or before the Closing.

         8.2. Encumbrance Terminations. The Seller shall have delivered to the Buyer evidence satisfactory to the Buyer and its counsel that the Seller is able to deliver the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances.

         8.3. Certain Ancillary Agreements. The Seller and/or Zygo (as applicable) shall have executed the following agreements and documents and delivered them to the Buyer:

                  (a) a Corporate Noncompetition and Proprietary Agreement substantially in the form attached hereto as Exhibit E;

                  (b) the Escrow Agreement;

                  (c) a sublease agreement for the property located at 1811 Pike Road Longmont, Colorado with the Buyer substantially in the form attached hereto as Exhibit F;

                  (d) a Bill of Sale from the Seller transferring title to the Purchased Assets to the Buyer, each substantially in the form attached hereto as Exhibit G;

                  (e) Patent Assignment Agreement from the Seller, each substantially in the form attached hereto as Exhibit H;

                  (f) Trademark Assignment Agreements from the Seller, each substantially in the form attached hereto as Exhibit I;

                  (g) Transition Services Agreement substantially in the form attached hereto as Exhibit J; and

                  (h) certificates of the President of both the Seller and Zygo to the effect that each of the conditions specified in Section 8.1 above has been satisfied.

         8.4. Key Employees. The Key Employees shall have agreed to accept employment with the Buyer.

         8.5. Noncompetition Agreements. Each of the Key Employees shall have executed and delivered to the Buyer a Nonsolicitation and Proprietary Information Agreement substantially in the form attached hereto as Exhibit K.

         8.6. Authorization from Others. All consents and permits of others required to permit the Seller to complete the transactions contemplated by this Agreement and the Ancillary Agreements shall have been received by the Seller and presented to the Buyer in a form acceptable to the Buyer, including without limitation the consent of Etec Systems, an Applied Materials, Inc. company ("Etec") to the assignment to the Buyer of that certain Global Supply Agreement dated June 15, 2001 by and between Etec and Zygo.

         8.7. Absence of Certain Litigation. There shall not be any: (a) Court Order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided; (b) Proceeding by any federal, state, local or foreign government (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof; or (c) Proceeding by a private party pending before any court or governmental agency, or threatened to be filed or initiated, which in the reasonable opinion of counsel for the Buyer is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of the Buyer, in connection with the consummation of any material transaction contemplated hereby.

         8.8. No Bankruptcy. The Seller shall not: (a) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors; or (b) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property; or (c) have an attachment placed on all or a significant portion of its assets.

         8.9. Opinion of Counsel for the Seller.

                  (a) At the Closing, the Buyer shall have received from counsel for the Seller, an opinion dated as of the Closing, substantially in the form set forth as Exhibit L hereto.

                  (b) In rendering the foregoing opinion, such counsel for the Seller may state their opinions on specific matters of fact to the best of their knowledge and, to the extent they deem such reliance proper, may rely on: (i) certificates of public officials; (ii) certificates, in form and substance satisfactory to the Buyer and its counsel, of officers of the Seller; and (iii) an opinion or opinions of other counsel, satisfactory to the Buyer and its counsel, which opinions are in form and substance satisfactory to the Buyer and its counsel. In the event such counsel rely upon any such certificate or opinion, a counterpart of each thereof shall be delivered to the Buyer and its counsel.

         8.10. No Material Adverse Effect. Except for changes which have been disclosed to and accepted in writing by the Buyer prior to the Closing, there shall have been no Material Adverse Effect upon the Seller or the Purchased Assets taken as a whole since the date of this Agreement, including, but not limited to, there being no material change in the net tangible asset value of the Seller's business.

         8.11. Approval of Buyer's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement and all related legal matters contemplated by this Agreement, including, without limitation, opinions of counsel, shall have been approved by counsel for the Buyer, provided that the approval of such counsel shall not be unreasonably withheld.

         8.12. Tax Status Letter. Seller shall have delivered to Buyer a tax status letter (DR96) from the Colorado Department of Revenue or such other evidence as is deemed acceptable by Buyer relating to the status of all business taxes of Seller payable to the State of Colorado, including, without limitation, sales tax payable to the Colorado Department of Revenue or other taxing authority in Colorado and an affidavit that all delinquent sales tax has been paid.

         ARTICLE IX. CONDITIONS TO OBLIGATIONS OF THE SELLER

         The obligations of the Seller to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article will have been accomplished (any or all of which may be waived by Seller).

         9.1. Representations; Warrantees; Covenants. Without giving effect to any qualification of materiality (or any variation of such term) contained in any representation or warranty, the representations and warranties of the Buyer contained in Article V, and contained in the Ancillary Agreements shall be true and correct in all material respects as though made on and as of the Closing Date and the Buyer shall, on or before the Closing have performed all of its obligations hereunder and under the Ancillary Agreements which by the terms hereof and thereof are to be performed by it on or before the Closing.

         9.2. Certain Ancillary Agreements. The Buyer shall have executed the following agreements and documents and delivered them to the Seller:

                  (a) Assignment and Assumption of Liabilities agreements in favor of the Seller substantially in the forms attached hereto as Exhibit M;

                  (b) the Escrow Agreement; and

                  (c) a certificate of the Senior Vice President, Finance & Administration and Chief Financial Officer of the Buyer to the effect that each of the conditions specified in Section 9.1 above has been satisfied.

         9.3. Governmental Consents and Approvals . All consents and permits of others required to permit the Buyer to complete the transaction shall have been received by the Buyer.

         9.4. Absence of Certain Litigation. There shall not be any: (a) Court Order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided; (b) Proceeding by any federal, state, local or foreign government (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof; or (c) Proceeding by a private party pending before any court or governmental agency, or threatened to be filed or initiated, which in the reasonable opinion of counsel for the Seller is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of the Seller, in connection with the consummation of any material transaction contemplated hereby.

         9.5. No Bankruptcy. The Buyer shall not: (a) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors; or (b) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property; or (c) have an attachment placed on all or a significant portion of its assets.

         9.6. Opinion of Buyer's Counsel.

                  (a) At the Closing, the Seller shall have received from Brown, Rudnick, Freed & Gesmer, counsel for Buyer, an opinion dated as of the Closing, substantially in the form of Exhibit N hereto.

                  (b) In rendering said opinion, such counsel may state their opinions on specific matters of fact to the best of their knowledge and, to the extent they deem such reliance proper, may rely on: (i) certificates of public officials; (ii) certificates, in form and substance satisfactory to the Seller and their counsel; (iii) certificates of officers of the Buyer; and (iv) an opinion or opinions, in form and substance satisfactory to the Seller and its counsel, of other counsel satisfactory to the Seller and their counsel. In the event such counsel for the Buyer relies upon any such certificate or opinion, a counterpart of each thereof shall be delivered to the Seller and their counsel.

         ARTICLE X. INDEMNIFICATION

         10.1. Indemnification by the Seller and Zygo.

                  (a) Subject to the limitations in paragraph (b) below, the Seller and Zygo, jointly and severally, shall defend, indemnify and hold harmless the Buyer's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them and whether or not caused by negligence or willful act:

                  (i) resulting from or arising out of any breach of any of the representations or warranties (other than those in Sections 4.8, 4.9(e), 4.10, 4.11, 4.12 and 4.17)
                           made by the Seller or Zygo in or pursuant to this Agreement or any Ancillary Agreement;

                  (ii) resulting from or arising out of any breach of any of the representations or warranties made by the Seller or Zygo pursuant to Sections 4.9(e) and 4.12;

                  (iii) resulting from or arising out of any breach of any of the representations and warranties made by the Seller pursuant to Sections 4.10 and 4.11;

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
                  (iv) resulting from or arising out of any breach of any covenant or agreement made by the Seller or Zygo in or pursuant to this Agreement or any Ancillary Agreement;

                  (v)      in respect of any Retained Liabilities;

                  (vi) resulting from or arising out of any breach of any of the representations and warranties made by the Seller pursuant to Section 4.8 or any liability, payment or obligation in respect of any Taxes owing by any of the Seller, by Zygo or the Buyer, as successor to the Seller's businesses, of any kind or description (including interest and penalties with respect thereto) for all periods, or portions thereof, up to and including the Closing Date;

                  (vii) resulting from or arising out of (1) any breach of any of the representations and warranties made by the Seller pursuant to Section 4.17, or (2) any third party action, whether by a Governmental Authority or other third party for damages, including fines or penalties, or clean-up costs or other compliance costs under any Environmental Law or from the violation of any Environmental Law arising out of the acts or omissions of the Seller with respect to the operation of the Purchased Assets on or before the Closing Date; or

                  (b) The right to indemnification under paragraph (a) is subject to the following limitations:

                                    (i) The Seller and Zygo shall have no
                           liability under paragraph (a) unless one or more of the Buyer's Indemnified Persons gives written notice to the Seller or Zygo asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

                           (1) for claims under clauses (i) and (iii) of paragraph (a) above, a period of one (1) year from the Closing Date;

                           (2) for claims under clauses (vi) and (vii) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations, as it may be extended; and

                           (3) for claims under clauses (ii), (iv) and (v) of paragraph (a) above, without limitation as to time.

                                    (ii) Indemnification for claims under
                           clauses (a)(i) and (iii) above shall be payable by the Seller and Zygo only if the aggregate amount of all Losses hereunder by the Buyer's Indemnified Persons shall exceed Two Hundred Thousand Dollars ($200,000) (the "SELLER'S BASKET"), at which point the Seller and Zygo shall be responsible for all Losses, including the Seller's Basket. The Seller's and Zygo's aggregate liability for indemnification under clauses (a)(i), (iii) and (iv) above shall, whether under a breach of contract claim or otherwise, in no event exceed the Escrow Amount. The Seller's and Zygo's aggregate liability for indemnification under clauses (a)(ii), (v), (vi) and
                           (vii) shall not be limited.

                                    (iii) For the purpose of this Section 10.1,
                           any qualification of any representations and warranties by reference to the materiality of matters stated therein, and any limitations of any representations and warranties as being "to the knowledge of" or "known to" or words of similar effect, shall be disregarded in determining any breach thereof or any Losses.

                                    (iv) At their option, the Seller or Zygo may
                           repurchase from the Buyer, for an amount equal to the value reflected in the Closing Balance Sheet, all or any part of the Inventory included in the Purchased Assets which is subject to any claims for Losses under clause (iii) of paragraph (a) above. Upon payment by the Seller or Zygo for any claim for Losses with respect to any Inventory under clause
                           (iii) of paragraph (a) above, the Buyer shall concurrently therewith assign such inventory to the Seller or Zygo free and clear of any Encumbrances.

                  (c) Except as provided in Section 11.10 (with respect to specific performance), the indemnification provided for in this Article X shall be the exclusive remedy for breaches of representations, warranties and covenants contained in this Agreement provided that no party hereto shall be deemed to have waived any right of recourse (whether a claim under this Article X or otherwise) arising from fraud of any other party hereto.

         10.2. Indemnification by Buyer.

                  (a) Subject to the limitations in paragraph (b) below, Buyer agrees to defend, indemnify and hold harmless Seller's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them whether or not caused by negligence or willful act,

                  (i) resulting from or arising out of any breach of any of the representations, warranties or covenants made by Buyer in or pursuant to this Agreement or any Ancillary Agreement;

                  (ii) in respect of any Assumed Liability.

                  (b) The right to indemnification under paragraph (a) is subject to the following limitations:

                           (i) Buyer shall have no liability under paragraph (a)
                  unless one or more of the Seller's Indemnified Persons gives written notice to the Seller or Zygo asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

                  (1) for claims under clause (i) of paragraph (a) above, a period of one (1) year from the Closing Date; and

                  (2) for claims under clause (ii) of paragraph (a) above, without limitation as to time.

                           (ii) Indemnification for claims under clause (a)(i)
                  above shall be payable by the Buyer only if the aggregate amount of all Losses hereunder by the Seller's Indemnified Persons shall exceed Two Hundred Thousand Dollars ($200,000) (the "BUYER'S BASKET"), at which point the Buyer shall be responsible for all Losses, including the Buyer's Basket. The Buyer's aggregate liability for indemnification under paragraph (a)(i) above shall, whether under breach of contract claim or otherwise, in no event exceed $1,300,000.

                           (iii) For the purpose of this Section 10.2, any
                  qualification of any representations and warranties by reference to the materiality of matters stated therein, and any limitations of any representations and warranties as being "to the knowledge of" or "known to" or words of similar effect, shall be disregarded in determining any breach thereof or any Losses.

                  (c) Except as provided in Section 11.10 (with respect to specific performance), the indemnification provided for in this Article X shall be the exclusive remedy for breaches of representations, warranties and covenants contained in this Agreement provided that no party hereto shall be deemed to have waived any right of recourse (whether a claim under this Article X or otherwise) arising from fraud or intentional misconduct of any other party hereto.

         10.3. Defense of Third Party Actions.

                  (a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was materially prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article.

                  (b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

                  (c) By written notice, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees: (i) to promptly indemnify the Indemnified Person for its expenses to date; and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment except with the consent of the Indemnified Person.

                  (d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action.

                  (e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person (once a determination has been made that such person is an Indemnifying Person with respect to the Third Party Action) shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

                  (f) Any person who had the right hereunder but did not assume control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

         10.4. Miscellaneous.

                  (a) Buyer's Indemnified Persons shall be entitled to indemnification under Section 10.1(a) regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person, unless expressly disclosed on the particular Schedule.

                  (b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

                  (c) The Buyer may, at its option, recover any amount rightfully owing by the Seller or Zygo for indemnification hereunder by setoff against any amounts that may otherwise be due from the Buyer to the Seller or Zygo, or any of them, whether hereunder or otherwise; provided that the Buyer shall not be required to recover such claims in such manner and may proceed against the Indemnified Party at any time or times for recovery of indemnification claims.

         10.5. Payment of Indemnification. Claims for indemnification under this
Article X shall be paid or otherwise satisfied by Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person (once a determination has been made that such person is an Indemnifying Person with respect to the Third Party Action). Any amount which may become due and payable to any of the Buyer's Indemnified Persons under Section 10.1(a) above shall first be paid or otherwise satisfied out of the Escrow until the same has been exhausted. Subject to the limitations of Section 10.1(b)(ii), any claims in excess of the amount of the Escrow and any amounts of set off may be recovered by whatever remedy is available at law or equity

         ARTICLE XI. MISCELLANEOUS

         11.1. Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party to another party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for the applicable periods set forth in Article X and shall be further actionable subject to the limitations set forth therein, regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

         11.2. Fees and Expenses. Except as otherwise expressly provided in this Agreement, the Seller and Zygo will pay their respective legal, accounting and other expenses in connection with this Agreement and the transactions contemplated herein and the Buyer will pay its legal, accounting and other expenses in connection with this Agreement and the transactions contemplated herein.

         11.3. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder by any party hereto shall be in writing and shall be deemed to have been duly given: (a) when received if delivered personally; (b) one business day after delivered to a prepaid domestically recognized overnight receipted courier if sent domestically; (c) three business days after delivered to a prepaid internationally recognized overnight receipted courier if sent internationally; (d) when receipt telephonically acknowledged if sent by telecopier transmission on a business day or, if not a business day, on the next following business day; or (e) when answered back if sent by telex, if on a business day, or if not a business day, on the next following business day, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

         If to the Seller or Zygo:

         Zygo Corporation
         Laurel Brook Road
         Middlefield, CT  06455
         Tel: (860) 347-8506
         Fax: (860) 347-8372
         Attn:  President

         with a copy to:

         Fulbright & Jaworski L.L.P.
         666 Fifth Avenue
         New York, NY  10103
         Tel: (212) 318-3000
         Fax: (212) 318-3400
         Attn:  Sheldon G. Nussbaum, Esquire

         If to the Buyer, to:

         Brooks Automation, Inc.
         15 Elizabeth Drive
         Chelmsford, MA  01824
         Tel:  (978) 262-2400
         Fax:  (978) 262-2500
         Attn:  Ellen B. Richstone, Senior Vice President,
                Finance & Administration and Chief
         Financial Officer

         with a copy to:

         Brown, Rudnick, Freed & Gesmer
         One Financial Center

         Boston, MA  02111
         Tel:  (617) 856-8200
         Fax:  (617) 856-8201
         Attn: Paul J. Hartnett, Jr., Esquire

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

         11.4. Publicity and Disclosures. No Party shall issue any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement without giving prior written notice of such announcement or similar publicity and giving the other the opportunity to comment thereon, except as may be required by law or by obligations pursuant to any listing agreement with an securities exchange or Nasdaq.

         11.5. Entire Agreement. This Agreement together with the Ancillary Agreements (including all exhibits or schedules appended to this Agreement and all documents delivered hereunder) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

         11.6. Severability.

         If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such party or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         11.7. Assignability. This Agreement may not be assigned otherwise than by operation of law by either party without the written consent of the other parties, provided however, that any party may assign any of its rights under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing (without the prior written consent of the other parties): (i) to any successor to all or substantially all of its business and assets relating to the subject matter of this Agreement, to the extent that such entity agrees to assume all of the such party's obligations hereunder; or (ii) to one or more Affiliates of such party, to the extent that any such entity agrees to assume all of such party's obligations hereunder. Furthermore, any or all rights of a party to receive performance (but not the obligations of such party hereunder) and rights to assert claims against the other parties in respect of breaches of representations, warranties or covenants of the other parties hereunder, may be assigned by such party to any Affiliate of such party, but any assignee of such rights shall take such rights subject to any defenses, counterclaims and rights of setoff to which the other parties might be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

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
         11.8. Amendment. This Agreement may be amended only by a written agreement executed by the Buyer and the Seller.

         11.9. Governing Law; Venue.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (other than the choice of law principles thereof), except that any representations and warranties with respect to real and tangible property shall be governed by and construed in accordance with the laws of the jurisdiction where such property is situated if other than in The Commonwealth of Massachusetts.

                  (b) If the Buyer and the Seller and Zygo are unable to reach agreement with respect to any disputed matters within forty-five (45) days of the delivery of the notice of such dispute (including any written notice of objection to a claim for indemnity), the matter shall be settled by binding arbitration in Boston, Massachusetts, as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA RULES"). The Seller or Zygo and the Buyer shall each designate one arbitrator within fifteen (15) days after the termination of such forty-five (45) day period. The Seller or Zygo and the Buyer shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (I) failing such agreement within 70 days of delivery of the notice of such dispute, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Seller (or
Zygo) or the Buyer fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. All of the fees and expenses of the arbitrators shall be paid 50% by the Buyer and 50% by Seller or Zygo. The Seller or Zygo and the Buyer shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The final decision of the majority of the arbitrators shall be furnished to Seller or Zygo and the Buyer in writing and shall constitute the conclusive determination of the issue in question binding upon the Seller, Zygo and the Buyer, and shall no be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

         11.10. Remedies. The parties hereto acknowledge that the remedy at law for any breach of the obligations undertaken by the parties hereto is and will be insufficient and inadequate and that the parties hereto shall be entitled to equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, the parties shall waive the defense that there is an adequate remedy at law. The Seller hereby acknowledges that the Purchased Assets are unique and cannot be obtained on the open market. Without limiting any remedies any party may otherwise have hereunder or under applicable law, in the event any other party refuses to perform its obligations under this Agreement, the first party shall have, in addition to any other rights at law or equity, the right to specific performance.

         11.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         11.12. Effect of Table of Contents and Headings. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

         11.13. Interpretation. The parties hereto acknowledge and agree that:
(a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

            IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as an instrument under seal in multiple counterparts as of the date set forth above by their duly authorized representatives.

                             BROOKS AUTOMATION, INC.

                             By:
                                ------------------------------------------------
                                Name:
                                Title:

                             NEXSTAR CORPORATION

                             By:
                                ------------------------------------------------


                             ZYGO CORPORATION

                             By:
                                ------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                         List of Schedules and Exhibits

EXHIBIT            DOCUMENT
Exhibit A          Base Balance Sheet
Exhibit B          List of Key Employees
Exhibit C          Form of Escrow Agreement
Exhibit D          Form of Employment Offers
Exhibit E          Form of Corporate NonCompetition and Proprietary Information Agreement
Exhibit F          Form of Sublease
Exhibit G          Form of Bill of Sale
Exhibit H          Form of Patent Assignment
Exhibit I          Form of Trademark Assignment Agreement

Exhibit J          Form of Transition Services Agreement
Exhibit K          Nonsolicitation and Proprietary Information Agreement
Exhibit L          Form of Opinion of Counsel for Seller
Exhibit M          Assignment and Assumption of Liabilities Agreement
Exhibit N          Form of Opinion of Counsel for Buyer

                                                                      EXHIBIT __

                                  KEY EMPLOYEES

1)       Donald Davis

2)       John Kropewnicki

3)       Shavar Pirouznia

4)       Denna Suchy

5)       Tac Doran

6)       Xavier Girin

7)       Jerry Crisafulli

8)       Jeffrey Halmagyi

9)       Robert Dean

10)      Rich Amburn

11)      Barry Smith


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